Exhibit 10.36
AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is entered into as of February 10, 2010 by and among Quality Systems, Inc., a California corporation (“Parent”), OHS Merger Sub, Inc., a Texas corporation and wholly-owned subsidiary of Parent (“Merger Sub”), Opus Healthcare Solutions, Inc., a Texas corporation (the “Company”), and the shareholders (each a “Shareholder” and collectively, the “Shareholders”) of the Company. Capitalized terms shall have the meanings ascribed to them in Article IX.
RECITALS
     A. This Agreement contemplates a merger of Merger Sub with and into the Company with the Company as the surviving entity. In such merger, the Shareholders will receive shares of Parent’s common stock in exchange for their capital stock of the Company.
     B. The Parties intend for the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code.
AGREEMENT
     Now, therefore, in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.
ARTICLE I
THE MERGER; CLOSING
     1.1 The Merger. Upon and subject to the terms and conditions of this Agreement, Merger Sub shall merge with and into the Company at the Effective Time. From and after the Effective Time, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Corporation. The Merger shall have the effects set forth in Section 10.008 of the Texas Business Organizations Code (the “TBOC”).
     1.2 The Closing. The Closing shall take place remotely by the exchange of counterpart signature pages and documents, simultaneously with the execution and delivery hereof by all parties hereto.
     1.3 Actions at the Closing.
          (a) At the Closing:
               (i) the Company shall deliver to Parent the various certificates, instruments and documents referred to in Section 6.1;
               (ii) Parent shall deliver to the Company the various certificates, instruments and documents referred to in Section 6.2;
               (iii) the Surviving Corporation and Merger Sub shall file with the Texas Secretary of State the Certificate of Merger; and

               (iv) Parent, the Shareholder Representative and the Escrow Agent shall execute and deliver the Escrow Agreement.
          (b) Upon confirmation from the Texas Secretary of State that the Certificate of Merger has been filed and accepted:
               (i) each Shareholder shall deliver to Parent for cancellation the certificate(s) representing his Company Shares together with an appropriate letter of transmittal (each, a “Shareholder Transmittal Letter”) substantially in the form attached hereto as Exhibit A;
               (ii) Parent shall submit to its transfer agent an order for the issuance of the Parent Shares to which the Shareholders are entitled pursuant to Section 1.5(a)(i); and
               (iii) Parent shall submit to its transfer agent an order for the issuance to the Shareholders of the Initial Escrowed Shares, which shall be deposited with the Escrow Agent in accordance with Section 1.9 and the Escrow Agreement.
     1.4 Additional Action. The Surviving Corporation may, at any time after the Effective Time, take any action, including executing and delivering any document, in the name and on behalf of the Company or Merger Sub, in order to consummate the series of transactions contemplated by this Agreement.
     1.5 Conversion of Shares. At the Effective Time, by virtue of the Merger without any further action on the part of any Party or the holder of any of the Company Shares:
          (a) Each Company Share shall be converted into the right to receive the following:
               (i) from Parent at Closing, a number of Parent Shares equal in value to the Closing Consideration Per Share (valuing the Parent Shares, for purposes of this Section 1.5(a)(i), using the Share Valuation Method);
               (ii) from Parent at the time set forth in Section 1.6, cash equal to the quotient of (A) the Closing Amount Adjustment payable to the Shareholders pursuant to Section 1.6, if any, divided by (B) the total number of Common Shares issued and outstanding immediately prior to the Effective Time;
               (iii) from the Escrow Agent at the time set forth in the Escrow Agreement, the Escrowed Shares, if any, to which the holder of such Company Share is entitled pursuant to the Escrow Agreement; and
               (iv) from Parent at the times set forth in Section 1.8, the Earnout Payments, if any, due to the holders of Company Shares pursuant to Section 1.8.
          (b) Each share of common stock, $0.01 par value per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter evidence one share of common stock, $0.01 par value per share, of the Surviving Corporation.

          (c) No certificates or scrip representing fractional shares of Parent Shares shall be issued as part of any amount of the Aggregate Transaction Consideration that a Shareholder has a right to receive. Notwithstanding any other provision of this Agreement, in the event a Shareholder would otherwise have been entitled to receive a fraction of a share of Parent Shares such fraction shall be rounded up or down to the nearest whole share.
     1.6 Closing Amount Adjustment.
          (a) Target Working Capital. The Closing Amount will be adjusted by the difference between the Closing Date Working Capital and Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) (the “Target Working Capital”).
          (b) Closing Amount Adjustment. If the Closing Date Working Capital set forth in the Final Balance Sheet is greater than the Target Working Capital, the Closing Amount will be increased by such excess and if the Closing Date Working Capital set forth in the Final Balance Sheet is less than the Target Working Capital, the Closing Amount will be decreased by such shortfall (the amount of any such adjustment, the “Closing Amount Adjustment”). If the Closing Amount is increased pursuant to this Section 1.6, then Parent will pay to each of the Shareholders by wire transfer in immediately available funds, within fifteen (15) days following finalization of the Final Balance Sheet pursuant to subsection (c) below, an amount equal to the product of (i) the Closing Amount Adjustment, multiplied by (ii) such Shareholder’s Ownership Percentage. If the Closing Amount is decreased pursuant to this Section 1.6, then each Shareholder will pay to Parent by wire transfer in immediately available funds, within fifteen (15) days following finalization of the Final Balance Sheet pursuant to subsection (c) below, an amount equal to the product of (i) the Closing Amount Adjustment, multiplied by (ii) such Shareholder’s Ownership Percentage; provided, however, that if any Shareholder does not pay such amount within such 15-day period, Parent shall have the right to setoff such amount against any amounts of the Aggregate Transaction Consideration payable to the Shareholders hereunder.
          (c) Adjustment Procedures. The adjustments described in Section 1.6(b) will be determined as follows:
               (i) Within sixty (60) days after the Closing Date, Parent shall prepare and deliver to the Shareholder Representative a balance sheet of the Company as of the Closing Date which shall set forth the Closing Date Working Capital (the “Final Balance Sheet”). The parties acknowledge and agree that for purposes of determining the Closing Amount Adjustment pursuant to this Section 1.6(c)(i) the Final Balance Sheet shall be prepared on a basis consistent with and utilizing the same principles, practices and policies of the Company as those used in preparing the Most Recent Balance Sheet.
               (ii) The Shareholder Representative and any professionals chosen by the Shareholder Representative shall have the right to review the Surviving Corporation’s books and records relating to, and the work papers of Parent and its advisors utilized in preparing, the Final Balance Sheet. The Final Balance Sheet shall be binding for purposes of the Closing Amount Adjustment unless the Shareholder Representative presents to Parent within thirty (30) days after receipt of the Final Balance Sheet from Parent written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

               (iii) If the Shareholder Representative delivers a timely notice of disagreement, Parent and the Shareholder Representative shall attempt in good faith during the thirty (30) days immediately following Parent’s receipt of timely notice of disagreement to resolve any disagreement with respect to the Final Balance Sheet. If, at the conclusion of such 30-day period, Parent and the Shareholder Representative have not resolved their disagreements regarding the Final Balance Sheet, Parent and the Shareholder Representative shall refer the items of disagreement for final determination to the Austin, Texas office of a national or regional accounting firm which is mutually acceptable to Parent and the Shareholder Representative (the “Accountants”). However, if Parent and the Shareholder Representative are unable to agree on such a firm which is willing to so serve, Parent shall deliver to the Shareholder Representative a list of the Austin, Texas offices of two independent national or regional accounting firms that are not auditors, tax advisors or other consultants to Parent, the Surviving Corporation or the Shareholder Representative (or any of their respective Affiliates), and the Shareholder Representative shall select one of such two firms to be the Accountants within five (5) Business Days. The Accountants, Parent and the Shareholder Representative will enter into such engagement letters as required by the Accountants to perform under this Section 1.6(c)(iii). The Parties will be reasonably available for the Accountants, and shall instruct the Accountants to render a final determination within the twenty (20) days immediately following the referral to the Accountants. The Final Balance Sheet shall be deemed to be conclusive and binding on Parent and the Shareholders upon (A) the failure of the Shareholder Representative to deliver to Parent a notice of disagreement thirty (30) days after receipt of the Final Balance Sheet prepared by Parent, (B) resolution of any disagreement by mutual agreement of Parent and the Shareholder Representative after a timely notice of disagreement has been delivered to Parent, or (C) notification by the Accountants of their final determination of the items of disagreement submitted to them.
               (iv) The fees and disbursements of the Accountants under this Section 1.6(c) shall be borne exclusively by the Shareholders, unless the adjustments to the Final Balance Sheet resulting from the Shareholder Representative’s notice of disagreement caused change in the Closing Amount Adjustment in excess of Fifty Thousand Dollars ($50,000) in favor of the Shareholders, in which case such fees and disbursements shall be borne exclusively by Parent. In the event the Shareholders are obligated to pay the fees and disbursements of the Accountants hereunder, such amounts shall be disbursed from the Escrow Fund, and then from any other amounts of the Aggregate Transaction Consideration payable to the Shareholders hereunder, whether by right of setoff or otherwise, or if amounts payable hereunder are not sufficient, upon demand by Parent, from the Shareholders.
     1.7 Reserved.
     1.8 Earnout.
          (a) EBITDA Portion (First Earnout Period). Subject to the terms and conditions of this Section 1.8, if for the twelve (12) month period ending on the first anniversary of the Closing Date (the “First Earnout Period”):
               (i) EBITDA is less than $3,000,000, then Parent shall not be required to pay any amount pursuant to this Section 1.8(a); and

               (ii) EBITDA equals or exceeds $3,000,000, then Parent shall pay as additional Aggregate Transaction Consideration pursuant to Section 1.8(f), and subject to the Earnout cap set forth in Section 1.8(e), an amount equal to seventy percent (70%) of the amount of all such EBITDA (including the first $3,000,000 thereof) (the “First EBITDA Payment”); provided, however, that the maximum First EBITDA Payment shall be $4,500,000.
          (b) EBITDA Portion (Second Earnout Period). Subject to the terms and conditions of this Section 1.8, if for the twelve (12) month period ending on the second anniversary of the Closing Date (the “Second Earnout Period” and together with the First Earnout Period, the “Earnout Periods”):
               (i) EBITDA is less than $4,500,000, then Parent shall not be required to pay any amount pursuant to this Section 1.8(b); and
               (ii) EBITDA equals or exceeds $4,500,000, then Parent shall pay as additional Aggregate Transaction Consideration pursuant to Section 1.8(f), and subject to the Earnout cap set forth in Section 1.8(e), an amount equal to eighty percent (80%) of the amount of all such EBITDA (including the first $4,500,000 thereof) (the “Second EBITDA Payment” and collectively with the First EBITDA Payment, the “EBITDA Payments”); provided, however, that the maximum Second EBITDA Payment shall be the sum of $4,500,000 plus the amount, if any, by which the First EBITDA Payment is less than $4,500,000; provided, further, that if EBITDA for the First Earnout Period is less than $3,000,000, the maximum Second EBITDA Payment shall be $4,500,000.
          (c) ***
          (d) Revenue Target Portion. Subject to the terms and conditions of this Section 1.8, if Revenues for the Second Earnout Period equals or exceeds $17,500,000, then Parent shall pay $1,000,000 as additional Aggregate Transaction Consideration pursuant to Section 1.8(f).
          (e) Earnout Caps. For the avoidance of doubt, in no event shall Parent be required to pay more than: (i) $4,500,000 pursuant to Section 1.8(a)(ii); (ii) $9,000,000 in the aggregate for all payments pursuant to Sections 1.8(a)(ii) and 1.8(b)(ii); (iii) $4,000,000 in the aggregate for all payments pursuant to Section 1.8(c) (collectively, the “Strategic Objectives Payments”); and (iv) $1,000,000 pursuant to Section 1.8(d) (the “Revenues Payment” and collectively with the EBITDA Payments and the Strategic Objectives Payments, the “Earnout Payments”).
          (f) Allocation and Payment of Earnout Payments. If an Earnout Payment is due, then Parent shall pay such Earnout Payment to the Shareholders and to the holders of the Options terminated prior to the Closing set forth on Part II of Exhibit B (the “Option Holders”) as follows.

***	Portions of this page have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

               (i) Until Total Consideration equals or exceeds the Option Holder Threshold, each Earnout Payment (or group of Earnout Payments being paid contemporaneously) shall be payable to the Shareholders in accordance with the percentages set forth in Part I of Exhibit B and the Option Holders shall not be entitled to any portion of such Earnout Payments; provided, that each Shareholder shall first receive a portion of the Earnout Payment(s) equal to any Indemnification Payments made by such Shareholder (to the extent a payment has not already been made to such Shareholder in respect of such Indemnification Payments).
               (ii) When Total Consideration is greater than the Option Holder Threshold, to the extent any Earnout Payment (or group of Earnout Payments being paid contemporaneously) causes Total Consideration to be greater than the Option Holder Threshold, the amount of Earnout Payments in excess of the Option Holder Threshold shall be payable to the Shareholders and Option Holders in accordance with the percentages set forth in Part II of Exhibit B; provided, that each Shareholder shall first receive a portion of the Earnout Payment(s) equal to any Indemnification Payments made by such Shareholder (to the extent a payment has not already been made to such Shareholder in respect of such Indemnification Payments).
               (iii) All payments due to the Shareholders pursuant to Sections 1.8(f)(i) and (ii) shall be made by the issuance to each Shareholder of a number of Parent Shares equal in value to the amount due to such Shareholder (valuing the Parent Shares, for purposes of this Section 1.8(f)(i), using the Share Valuation Method). For the avoidance of doubt, the Share Valuation Method will be applied as of the date on which EBITDA for the applicable period is finally determined pursuant to Section 1.8(g). Parent shall pay any amount due to the Option Holders under Section 1.8(f)(ii) by delivery of cash or check for good funds, subject to any applicable withholding.
               (iv) Healthcare Growth Partners, LLC shall be entitled to receive from each Earnout Payment an amount equal to two percent (2%) of such Earnout Payment. Parent shall pay the amount due to Healthcare Growth Partners, LLC by wire transfer of immediately available funds to an account designated by Healthcare Growth Partners, LLC.
               (v) Parent shall pay the First EBITDA Payment, if any, and any Strategic Objectives Payments achieved prior to the end of the First Earnout Period within five (5) Business Days (in the case of the Shareholders and Healthcare Growth Partners, LLC) or within thirty (30) days (in the case of the Option Holders) following the date on which EBITDA for the First Earnout Period is finally determined pursuant to Section 1.8(g). If the strategic objective set forth in Section 1.8(c)(i) is achieved after the end of the First Earnout Period and prior to March 31, 2011, Parent shall pay such Strategic Objective Payment within five (5) Business Days (in the case of the Shareholders and Healthcare Growth Partners, LLC) or within thirty (30) days (in the case of the Option Holders) of the achievement of such strategic objective. Parent shall pay the Second EBITDA Payment, if any, the Revenues Payment, if any, and any Strategic Objectives Payments achieved prior to the end of the Second Earnout Period within five (5) Business Days (in the case of the Shareholders and Healthcare Growth Partners, LLC) or within thirty (30) days (in the case of the Option Holders) following the date on which EBITDA for the Second Earnout Period is finally determined pursuant to Section 1.8(g). If the strategic objective set forth in Section 1.8(c)(ii) is achieved after the end of the Second Earnout

Period and prior to May 10, 2012, Parent shall pay such Strategic Objective Payment within five (5) Business Days (in the case of the Shareholders and Healthcare Growth Partners, LLC) or within thirty (30) days (in the case of the Option Holders) of the achievement of such strategic objective.
          (g) Earnout Procedures.
               (i) Within forty-five (45) days after the end of each Earnout Period, Parent shall deliver to the Shareholder Representative a certificate (the “Earnout Certificate”) which shall set forth EBITDA, Revenues, if applicable, and achievement of the strategic objectives set forth in Section 1.8(c), if applicable, for the Earnout Period and the Earnout Payment due for such Earnout Period, if any. A sample Earnout Payment calculation is attached hereto as Exhibit I.
               (ii) The Shareholder Representative and any professionals chosen by the Shareholder Representative shall have the right to review the Surviving Corporation’s books and records relating to, and the work papers of Parent and its advisors utilized in preparing the Earnout Certificate. The amount of the Earnout Payment set forth in the Earnout Certificate shall be binding on the Shareholders unless the Shareholder Representative presents to Parent within thirty (30) days after receipt of the Earnout Certificate written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement. Parent and the Shareholder Representative shall attempt in good faith during the thirty (30) days immediately following Parent’s receipt of the Shareholder Representative’s timely notice of disagreement to resolve any disagreement with respect to such Earnout Payment.
               (iii) If, at the end of the 30-day period referenced in subsection (ii) above, Parent and the Shareholder Representative have not resolved all disagreements with respect to whether the calculation of the Earnout Payment is in accordance with the terms of Section 1.8, Parent and the Shareholder Representative will refer the items of disagreement to the Accountants (to the extent the items of disagreement relate to the calculation of EBITDA or Revenues), which shall be selected in accordance with the provisions of Section 1.6(c)(iii), or to the Software Consultants (to the extent the items of disagreement relate to the achievement of the strategic objectives set forth in Section 1.8(c)). The parties will be reasonably available and work diligently to facilitate the mediation of all disputes between the parties within the 30-day period immediately following the referral to the Accountants and/or the Software Consultants, as applicable. Parent and the Shareholder Representative will enter into such engagement letters as required by the Accountants or Software Consultants to perform under this Section 1.8(g)(iii). The Earnout Certificate shall be deemed to be conclusive and binding on Parent and the Shareholders upon (A) the failure of the Shareholder Representative to deliver to Parent a notice of disagreement within thirty (30) days of receipt of the Earnout Certificate prepared by Parent, (B) resolution of any disagreement by mutual agreement of Parent and the Shareholder Representative (and any resulting modification of the Earnout Certificate) after a timely notice of disagreement has been delivered to Parent, or (C) notification by the Accountants or Software Consultants, as applicable, of their final determination of the items of disagreement submitted to them (and any resulting modification of the Earnout Certificate); provided that nothing herein shall prohibit Shareholders from challenging the Earnout Certificate in any court of competent jurisdiction based on any item that is not an accounting dispute or the achievement of a specific strategic objective (including Parent’s failure to comply with its obligations under Section 1.8(h) or (i)).
               (iv) The fees and disbursements of the Accountants under this Section 1.8(g) shall be deducted from the Earnout Payment (and borne by the Shareholders if there is no Earnout Payment), unless it is determined that (A) the Earnout Certificate understated the Earnout Payment by at least One Hundred Forty Thousand Dollars ($140,000) or (B) Parent acted in bad faith with respect to such understatement, in either which case such fees and disbursements will be borne exclusively by Parent. The fees and disbursements of the Software Consultants under this Section 1.8(g) shall be divided equally between Parent, on the one hand, and the Shareholders, on the other hand, with the Shareholders’ portion being deducted from the Earnout Payment (and borne by the Shareholders if there is no Earnout Payment), unless it is determined that (A) the Earnout Certificate understated the Earnout Payment by at least One Hundred Forty Thousand Dollars ($140,000) or (B) Parent acted in bad faith with respect to such understatement, in either which case such fees and disbursements will be borne exclusively by Parent.
          (h) Acceleration Events.
               (i) If a Change of Control with respect to the Business occurs at any time prior to the expiration of the Second Earnout Period, then Parent shall pay the maximum Earnout Payments for any Earnout Period not yet completed on the date of such Change of Control, even if Parent would not otherwise be required to make such Earnout Payments based on the EBITDA, Revenues and strategic objectives actually achieved during such period(s). Parent shall pay such amount no later than ten (10) Business Days after such Change of Control. For purposes of this Agreement, “Change of Control” shall mean (a) any acquisition of the Surviving Corporation, Parent, or any Affiliate of the Parent in control of the Business (a “Successor Entity”) by means of merger or other form of corporate reorganization in which the outstanding securities of the Surviving Corporation, Parent or such Successor Entity are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its Affiliate (other than a mere reincorporation transaction), unless Parent continues to hold, directly or indirectly, more than 50% of the voting power of the surviving or acquiring entity after the transaction; (b) a sale or transfer of a majority or more of the outstanding securities of the Surviving Corporation, Parent or a Successor Entity, in one or more transactions, to any Person; (c) a sale or transfer of all or substantially all of the assets constituting the Business to any Person other than Affiliate of Parent; or (d) a spin-out of the Surviving Corporation or a Successor Entity to the stockholders of Parent.
               (ii) If the employment of Fred Beck or Tim Rhoads is terminated by the Surviving Corporation without “cause” (as defined in Section 7(c) of their respective employment agreements) or Fred Beck or Tim Rhoads terminates his employment with “Good Reason” (as defined in Section 7(e) of their respective employment agreements) at any time prior to the expiration of the Second Earnout Period, then Parent shall pay one-third of the maximum Earnout Payments eligible to be earned for any Earnout Period not yet completed on the date of such termination of employment, even if Parent would not otherwise be required to make such Earnout Payments based on the EBITDA, Revenues and strategic objectives actually achieved during such period(s). Parent shall pay such amount no later than ten (10) Business Days after such termination of employment. All payments pursuant to this Section 1.8(h)(ii) shall be deducted from any future Earnout Payments (during the applicable Earnout Period to which such payment is attributable). For the avoidance of doubt, the provisions of this Section 1.8(h)(ii) apply upon each termination of employment (i.e. Parent must pay two-thirds of the maximum Earnout Payments if both Fred Beck and Tim Rhoads are terminated).
          (i) Conduct of Business.
               (i) The Shareholders understand, acknowledge and agree (as evidenced by the adoption of this Agreement) that Parent is entitled to manage and operate the Surviving Corporation and its business in its sole and absolute discretion; provided, however, that prior to the expiration of the Second Earnout Period (A) Parent shall at all times act in good faith with respect to the Opus Business and shall not, directly or indirectly, take any action, or fail to take any action, with the intent of reducing or eliminating Parent’s obligation to make an Earnout Payment hereunder, (B) Parent will not acquire or develop a competing inpatient clinical solution unless it will be deemed by Parent to be an Opus Product, (C) so long as Fred E. Beck and Tim Rhoads remain employed by the Surviving Corporation or any Affiliate thereof, they will continue to exercise overall management authority for the Opus Business, subject only to the supervision and direction of Pat Cline, Scott Decker, Phil Kaplan, Steve Puckett or another executive designated by Parent, (D) Purchaser shall not take any action intended solely to decrease EBITDA or Revenues of the Opus Business, (E) Parent shall cause to be devoted to the Opus Business development resources and personnel that are at least substantially the same as those devoted to the Opus Business immediately prior to the Closing (unless the Opus Business’ sales decline to an extent that such resources and personnel are not warranted, as determined in Parent’s sole and absolute discretion), and (F) Parent shall cause to be devoted to the Opus Business sales resources and personnel that are at least substantially the same as those devoted to the Opus Business immediately prior to the Closing.
               (ii) The Parties acknowledge and agree that, unless otherwise agreed to in writing by Parent and the Shareholder Representative, during the Earnout Periods, Parent will not cause to be operated through the Surviving Corporation any business other than the Business and such other activities, if any, conducted by the Surviving Corporation as of the Closing Date; provided, however, that, Parent may, in its sole and absolute discretion, merge or otherwise combine the operations of the Surviving Corporation with NextGen Sphere, LLC, a California limited liability company; provided, further, that if such operations are combined, the operations of NextGen Sphere, LLC (including the Surviving Corporation’s cost of integrating such operations with those of the Surviving Corporation but excluding the Surviving Corporation’s cost to integrate with the Sphere software) will not be included in calculating EBITDA and Revenues; provided, further, that Parent may in its sole and absolute discretion include the operations of Sphere (both costs and revenues) only to the extent such operations have a net positive effect on EBITDA. The Parties acknowledge and agree that the current Sphere product is a credible HIS solution, and Parent shall act in good faith with the resources necessary to cause such product to continue to be credible in order to satisfy market demand, investing as needed in implementation, support, development, quality assurance, management and release management resources to keep pace with the market demand.

               (iii) Parent will maintain or cause to be maintained separate or otherwise identifiable (e.g., in the case of a shared general ledger) books and records for the Surviving Corporation at all times during the Earnout Periods in a manner reasonably necessary for the determination of EBITDA and Revenues.
               (iv) Notwithstanding the foregoing, the Shareholders understand, acknowledge and agree (as evidenced by the adoption of this Agreement) that Parent intends to integrate certain operations of the Company with the operations of NextGen and that NextGen may seek to realize certain financial synergies by eliminating redundant positions, functions and/or resources after consummation of the Merger.
     1.9 Escrow.
          (a) Escrow Fund to Secure Obligations. On the Closing Date, Parent shall deposit with the Escrow Agent a number of Parent Shares equal in value to $2,500,000 (valuing such Parent Shares, for purposes of this Section 1.9(a), using the Share Valuation Method) (the “Initial Escrowed Shares”). On the date of each payment of an Earnout Payment prior to the Escrow Termination Date, a number of Parent Shares to be issued to the Shareholders equal in value to twenty percent (20%) of the amount of such Earnout Payment (valuing such Parent Shares, for purposes of this Section 1.9(a), using the Share Valuation Method) shall be deposited with the Escrow Agent (collectively with the Initial Escrowed Shares, the “Escrowed Shares”). The Escrowed Shares shall represent a source of value to secure the Shareholders’ obligations hereunder to the extent the Escrowed Shares have not been surrendered by operation of Article VII, Article VIII or in accordance with the Escrow Agreement. The Escrowed Shares shall be held by the Escrow Agent under the Escrow Agreement pursuant to the terms thereof. The Escrowed Shares shall be held until the Escrow Termination Date as a trust fund and shall not be subject to any lien, attachment trustee process or any other judicial process of any creditor of any party, and shall be held and disbursed solely for the purposes and in accordance with the terms of the Escrow Agreement.
          (b) Release of Escrow Fund. The remaining balance of the Escrowed Shares will be released upon the second anniversary of the Closing (the “Escrow Termination Date”); provided, however, that if any indemnity claims by Parent pursuant to Article VII or VIII are unsatisfied, an amount equal to the amount of the aggregate of such unsatisfied claims shall be retained by the Escrow Agent.
          (c) Approval of Escrow Agreement. The adoption of this Agreement shall constitute approval of the Escrow Agreement and of all of the arrangements relating thereto, including the placement of the Escrowed Shares in escrow and the appointment of the Shareholder Representative to act on behalf of the Shareholders.
          (d) Payment Information Certificate. Whenever any portion of the Escrowed Shares are to be released to one or more Shareholders, the Shareholder Representative shall provide to Parent, certified in writing by the Shareholder Representative (“Payment Information Certificate”), a schedule specifying the name, address and taxpayer identification number for each such Shareholder and the exact number of Escrowed Shares to be disbursed to each such Shareholder (“Payment Information”). The preparation of the Payment Information

Certificate and the accuracy of the Payment Information set forth thereon shall be the sole and exclusive responsibility of the Shareholder Representative; provided, however, that Parent shall have the right to review and approve such Payment Information Certificate and Payment Information, which approval shall not be unreasonably withheld or delayed.
     1.10 Certificate of Formation and Bylaws.
          (a) The certificate of formation of the Surviving Corporation immediately following the Effective Time shall be the same as the certificate of formation of the Company immediately prior to the Effective Time.
          (b) The bylaws of the Surviving Corporation immediately following the Effective Time shall be the same as the bylaws of the Company immediately prior to the Effective Time.
     1.11 No Further Rights. From and after the Effective Time, no Company Shares shall be deemed to be outstanding, and holders of certificates formerly representing Company Shares shall cease to have any rights with respect thereto except as provided herein or by law.
     1.12 Shareholder Releases.
          (a) Effective as of the Closing, each Shareholder agrees not to sue and fully releases and discharges the Company and its shareholders, directors, officers, assigns and successors, past and present (collectively, “Releasees”), with respect to and from any and all claims, issuances of the Company’s stock, notes or other securities, any demands, rights, liens, contracts, covenants, proceedings, causes of action, obligations, debts, and losses of whatever kind or nature in law, equity or otherwise, whether now known or unknown, and whether or not concealed or hidden, all of which each Shareholder now owns or holds or has at any time owned or held against Releasees connected with or relating to any matter occurring on or prior to the Effective Time; provided, however, that nothing in this Section 1.12 will be deemed to constitute a release by any Shareholder of (i) any right of such Shareholder under this Agreement, the Escrow Agreement or any Employment Agreement entered into pursuant hereto, (ii) any right to receive compensation or benefits under employee benefit plans (including, without limitation, salary) attributable to the periods prior to the Closing Date or (iii) any right to indemnification under the certificate of formation or bylaws of the Company or under applicable law with respect to acts or omissions prior to the Closing Date.
          (b) It is the intention of each Shareholder that such release be effective as a bar to each and every claim, demand and cause of action specified in subsection (a) above.
     1.13 Appointment of Shareholder Representative.
          (a) The Shareholders irrevocably make, constitute and appoint Fred E. Beck to act as the Shareholders’ representative and agent for all purposes under this Agreement (the “Shareholder Representative”).
          (b) Should the Shareholder Representative resign or be unable to serve, the Shareholders having received a majority of the Aggregate Transaction Consideration shall appoint a single substitute agent to take on the responsibilities of the Shareholder Representative, whose appointment shall be effective on the date of the prior Shareholder Representative’s resignation or incapacity.
          (c) By way of illustration only, and without limitation, the Shareholder Representative shall have the authority to (i) execute on behalf of each Shareholder, as fully as if the Shareholders were acting on their own behalf, any and all documents and agreements referred to herein, including executing the Escrow Agreement as the Shareholders’ representative, (ii) give and receive notice or instructions permitted or required under this Agreement or the Escrow Agreement, (iii) authorize the release of the Escrowed Shares to pay any Claimed Amount or any other amounts payable out of the Escrowed Shares in accordance with this Agreement, or (iv) undertake any actions with respect to the resolution of a dispute or any disagreement with respect to the amount of the Earnout Payments.
          (d) Any notice, direction or communication received by Parent, Merger Sub or the Surviving Corporation from the Shareholder Representative, or delivered to the Shareholder Representative by Parent, Merger Sub or the Surviving Corporation, shall be binding upon the Shareholders. The Shareholder Representative shall act in all matters on behalf of the Shareholders, and Parent, Merger Sub and, after the Closing, the Surviving Corporation shall be entitled to rely on the actions of the Shareholder Representative as the actions of the Shareholders. Parent, Merger Sub and the Surviving Corporation may deliver notices and communications to the Shareholders hereunder through the Shareholder Representative at the address set forth in this Agreement for notices, and such delivery shall be deemed to have been made to any or all of the Shareholders. None of Parent, Merger Sub nor the Surviving Corporation shall pay any costs or expenses incurred by the Shareholder Representative in carrying out his or her obligations hereunder. Each of Parent, Merger Sub and the Surviving Corporation consents to the appointment of the Shareholder Representative to act as described hereunder.
          (e) The Shareholder Representative will have no liability to the Shareholders with respect to actions taken or omitted to be taken in his capacity as the Shareholder Representative, except with respect to any liability resulting directly from the Shareholder Representative’s gross negligence or willful misconduct. Each Shareholder hereby agrees to severally, in accordance with his Ownership Percentage, and not jointly, indemnify and hold harmless the Shareholder Representative from and against any and all (i) reasonable legal fees incurred by the Shareholder Representative in connection with the performance or administration of the Shareholder Representative’s duties hereunder and (ii) Damages asserted against, resulting to, or imposed upon, or incurred or suffered by, the Shareholder Representative (except to the extent resulting from the gross negligence or willful misconduct on the part of the Shareholder Representative) arising out of or in connection with the acceptance, performance or administration of the Shareholder Representative’s duties hereunder.
     1.14 Withholding. Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to the Shareholders and the Option Holders such amounts as it is required to deduct and withhold with respect to such payment under the Code, or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Shareholders or the Option Holders, as applicable.
     1.15 Closing Statement. The Parties shall prepare and execute a statement at the Closing setting forth the amounts to be paid, and the Parent Shares to be issued, at the Closing.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
THE INDEMNIFYING SHAREHOLDERS
     The Company and the Indemnifying Shareholders jointly and severally represent and warrant to Parent and Merger Sub that, except as set forth in the Disclosure Schedule, the statements contained in this Article II are true and correct as of the date of this Agreement and will be true and correct as of the Closing, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date). The Disclosure Schedule shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Article II. The disclosures in any section or subsection of the Disclosure Schedule shall qualify any other sections and subsections in this Article II only to the extent either (i) there is an express cross-reference or (ii) it is clear from a reading of the disclosure that such disclosure is applicable to such other sections and subsections.
     2.1 Organization, Qualification and Corporate Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. The Company is duly qualified to conduct business and is in good standing under the laws of each jurisdiction listed in Section 2.1 of the Disclosure Schedule, which jurisdictions constitute the only jurisdictions in which the nature of the Company’s business or the ownership or leasing of its properties requires such qualification, except where the failure to be so authorized, qualified or licensed would not result in a Company Material Adverse Effect. The Company has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. The Company has made available in the electronic data room or delivered to Parent true, complete and correct copies of its charter and bylaws. The Company is not in default under or in violation of any provision of its charter or bylaws.
     2.2 Capitalization.
          (a) The authorized capital stock of the Company consists of Ten Million (10,000,000) shares of common stock, $0.01 par value per share, of which, as of the date of this Agreement, One Million (1,000,000) shares have been issued and are outstanding, all of which are owned by the Shareholders.
          (b) Section 2.2(b) of the Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, showing the number of shares of capital stock, and the class or series of such shares, held by each Shareholder. None of the outstanding Company Shares constitute restricted stock or are otherwise subject to a repurchase or redemption right. All of the issued and outstanding Company Shares have been duly authorized and validly issued and are fully paid and nonassessable. All of the issued and outstanding Equity Interests of the Company have been offered, issued and sold by the Company in compliance with all applicable federal and state securities laws.
          (c) Except as set forth in Section 2.2(c) of the Disclosure Schedule, as of the Effective Time, (i) no subscription, Warrant, Option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of the Company shall be authorized or outstanding, (ii) the Company shall have no obligation (contingent or otherwise) to issue any subscription, Warrant, Option, convertible security or other such right, or to issue or distribute to holders of any shares of its capital stock any evidences of indebtedness or assets of the Company, and (iii) the Company shall have no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or to make any other distribution in respect thereof. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company.
          (d) Except as set forth in Section 2.2(d) of the Disclosure Schedule and except for the Option Plan, there is no outstanding agreement, written or oral, between the Company and any holder of its securities, or, to the Knowledge of the Company, among any holders of its securities, relating to the sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights), registration under the Securities Act, or voting, of the capital stock of the Company.
     2.3 Authorization of Transaction. The Company has all requisite power, capacity and authority to execute and deliver this Agreement and to perform its obligations hereunder. Except as set forth in Section 2.3 of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company, including the Requisite Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors rights generally and general principles of equity (regardless of whether such enforceability is considered in proceeding in equity or law).
     2.4 Noncontravention. Subject to the filing of the Certificate of Merger as required by the TBOC, neither the execution and delivery by the Company of this Agreement, nor the consummation by the Company of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or bylaws of the Company, (b) require on the part of the Company any notice to or filing with, or any permit, authorization, consent or approval of, any Governmental Entity, (c) except as set forth in Section 2.4(c) of the Disclosure Schedule, conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party the right to terminate, modify or cancel, or require any notice, consent or waiver under, any Material Contract, (d) result in the imposition of any Security Interest upon any assets of the Company, or (e) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets.

     2.5 Subsidiaries. Except as set forth in Section 2.5 of the Disclosure Schedule, the Company does not control directly or indirectly or have any direct or indirect equity participation or similar interest in any corporation, partnership, limited liability company, joint venture, trust or other business association or entity.
     2.6 Financial Statements. The Company has made available in the electronic data room or delivered to Parent the Financial Statements, copies of which are attached to Section 2.6 of the Disclosure Schedule. Except as set forth in Section 2.6 of the Disclosure Schedule, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein and are consistent with the books and records of the Company; provided, however, that the Financial Statements referred to in clause (b) of the definition of such term are subject to normal recurring year-end adjustments (which will not be material) and do not include footnotes. Except as set forth in Section 2.6 of the Disclosure Schedule, there are no material differences from the information included in the footnotes to the audited Financial Statements that would be disclosed in footnotes to the unaudited Financial Statements if such footnotes had been prepared.
     2.7 Absence of Certain Changes. Since the Most Recent Balance Sheet Date, the Company has operated its business only in the Ordinary Course of Business, and, except as set forth on Section 2.7 of the Disclosure Schedule:
          (a) the Company has not incurred any Debt;
          (b) the Company has not made any acquisition (by merger, consolidation, or acquisition of stock or assets or otherwise) of any other Person;
          (c) the Company has not created any Security Interest on any of its assets, tangible or intangible;
          (d) except for sales to customers of the Company’s products and services in the Ordinary Course of Business, the Company has not sold, assigned or transferred any of its tangible assets;
          (e) the Company has not entered into or amended (i) any customer agreement with a Person that is or would be a Significant Person or (ii) any agreement, other than a customer agreement, that is a Material Contract;
          (f) the Company has not (i) entered into or amended any employment or severance or similar agreement with any employee or any collective bargaining agreement, (ii) adopted or amended, or increased the payments to or benefits under, any profit sharing, bonus, thrift, stock option, deferred compensation, savings, insurance, restricted stock, pension, retirement, or other employee benefit plan for or with any of its directors, officers or employees or (iii) granted any increase in compensation payable or to become payable or the benefits provided to its directors, officers or employees, other than in the Ordinary Course of Business;

          (g) the Company has not (i) made or changed any Tax election or (ii) made any material change in any method of accounting or accounting practice used by it, other than any such changes required by GAAP;
          (h) the Company has conducted and reflected in its books and records each transaction referenced in Section 2.26 of the Disclosure Schedule on an arm’s-length basis;
          (i) there has been no change, event or development that has had, individually or in the aggregate, a Company Material Adverse Effect;
          (j) there has not been any material casualty, loss, damage or destruction (whether or not covered by insurance) to any asset of the Company;
          (k) the Company has not made any single expenditure or commitment to purchase personal property or for additions to property, plant and equipment in excess of $25,000;
          (l) the Company has not issued, sold or otherwise disposed of any debenture, note, stock, or equity interest or modified or amended any right of any holder thereof;
          (m) the Company has not amended, terminated, waived, disposed of, or permitted to lapse, any material Permit;
          (n) there has not been any amendment to the charter or bylaws of the Company; and
          (o) the Company has not materially altered the nature of its business or business plan.
     2.8 Undisclosed Liabilities. Except as provided in Section 2.8 of the Disclosure Schedule, the Company has no liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Most Recent Balance Sheet and (b) liabilities which have arisen since the Most Recent Balance Sheet Date in the Ordinary Course of Business and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by GAAP to be reflected on a balance sheet or that would not otherwise be required to be disclosed in the footnotes of the Company’s financial statements if such footnotes had been prepared.
     2.9 Taxes.
          (a) The Company has properly filed on a timely basis all Tax Returns that it is and was required to file, and all such Tax Returns were true, correct and complete in all material respects. The Company has properly paid on a timely basis all Taxes, whether or not shown on any of its Tax Returns, that were due and payable. All Taxes that the Company is or was required by law to withhold or collect have been withheld or collected and, to the extent required, have been properly paid on a timely basis to the appropriate Governmental Entity. The Company has complied with all information reporting and back-up withholding requirements including maintenance of the required records with respect thereto, in connection with amounts paid to any employee, independent contractor, creditor or other third party.
          (b) The unpaid Taxes of the Company for periods through the date of the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Most Recent Balance Sheet.
          (c) The Company is not and has never been a member of any group of corporations with which it has filed (or been required to file) consolidated, combined, or unitary Tax Returns. The Company has no actual or potential liability under Treasury Regulation Section 1.1502-6 (or any comparable or similar provision of federal, state, local, or foreign law), or as a transferee or successor, by contract, or otherwise for any Taxes of any Person (including without limitation any affiliated, combined, or unitary group of corporations or other entities that included the Company during a prior Taxable period). The Company is not a party to, bound by, or obligated under any Tax allocation, Tax sharing, Tax indemnity or similar agreement.
          (d) The Company has made available in the electronic data room or delivered to Parent (i) complete and correct copies of all income Tax Returns of the Company relating to Taxes for all Taxable periods ending on or after January 1, 2006, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests and any similar documents submitted by, received by or agreed to by or on behalf of the Company relating to Taxes for all Taxable periods ending on or after January 1, 2006. No income Tax Returns of the Company have been audited by the Internal Revenue Service or other applicable Governmental Entity for any Taxable period ending on or after January 1, 2006, or, to the Knowledge of the Company, for any Taxable period ending before January 1, 2006. The Company has delivered or made available to Parent complete and correct copies of all other Tax Returns of the Company relating to Taxes for all Taxable periods ending on or after January 1, 2006. No examination or audit of any Tax Return of the Company by any Governmental Entity is currently in progress or threatened or contemplated, and the Company does not know of any basis upon which a Tax deficiency or assessment would reasonably be expected to be asserted against the Company. The Company has not been informed by any jurisdiction that the jurisdiction believes that the Company was required to file any Tax Return that was not filed.
          (e) The Company has not (i) waived any statute of limitations with respect to Taxes or agreed to extend the period for assessment or collection of any Taxes, (ii) requested any extension of time within which to file any Tax Return, which Tax Return has not yet been filed, or (iii) executed or filed any power of attorney relating to Taxes with any Governmental Entity.
          (f) The Company is not a party to any Tax litigation. The Company is not nor has it ever been a party to any transaction or agreement that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

          (g) Except as set forth on Section 2.9(g) of the Disclosure Schedule, there are no Security Interests or other encumbrances with respect to Taxes upon any of the assets or properties of the Company, other than with respect to Taxes not yet due and payable.
          (h) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.
          (i) Except as set forth on Section 2.9(i) of the Disclosure Schedule, the Company has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, “excess parachute payments” within the meaning of Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof). No excise Tax will be imposed upon the Company as a result of the acceleration of Options.
          (j) No Shareholder holds Company Shares that are non-transferable and subject to a substantial risk of forfeiture within the meaning of Section 83 of the Code with respect to which a valid election under Section 83(b) of the Code has not been made, and no payment to any Shareholder of any portion of the consideration payable pursuant to this Agreement will result in compensation or other income to such Shareholder with respect to which Parent or the Company would be required to deduct or withhold any Taxes.
          (k) None of the assets of the Company (i) is property that is required to be treated as being owned by any other person pursuant to the provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, (ii) is “tax-exempt use property” within the meaning of Section 168(h) of the Code, (iii) directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code, or (iv) is subject to a lease under Section 7701(h) of the Code or under any predecessor section.
          (l) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date (or as a result of the transactions contemplated by this Agreement) under Section 481 of the Code (or any corresponding or similar provision of federal, state, local or foreign Tax law); (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) executed on or prior to the Closing Date; (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date. The Company currently utilizes, the accrual method of accounting for income Tax purposes and such method of accounting has not changed in the past five (5) years.
          (m) The Company has not participated in or cooperated with an international boycott within the meaning of Section 999 of the Code.

          (n) There is no limitation on the utilization by the Company of its net operating losses, built-in losses, Tax credits, or similar items under Sections 382, 383, or 384 of the Code or comparable provisions of foreign, state or local law (other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement).
          (o) The Company has not distributed to the Shareholders or security holders stock or securities of a controlled corporation, nor have stock or securities of the Company been distributed, in a transaction to which Section 355 or Section 361 of the Code applies.
          (p) The Company is not nor has it ever been required to make a basis reduction pursuant to Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b).
          (q) Section 2.9(q) of the Disclosure Schedule sets forth each jurisdiction (other than United States federal) in which the Company files, or, is required to file or has been required to file a Tax Return or is or has been liable for Taxes on a “nexus” basis and each jurisdiction that has sent notices or communications of any kind requesting information relating to the Company’s nexus with such jurisdiction.
          (r) The Company is not a “consenting corporation” within the meaning of Section 341(f) of the Code, and none of the assets of the Company are subject to an election under Section 341(f) of the Code.
          (s) There is no basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Security Interest on the assets of the Company, or would reasonably be expected to have a material adverse effect on the Company.
     2.10 Assets.
          (a) Except as set forth in Section 2.10(a) of the Disclosure Schedule, the Company is the true and lawful owner, and has good title to, all of the assets (tangible or intangible) purported to be owned by the Company, free and clear of all Security Interests. The Company owns or leases all tangible assets sufficient for the conduct of its business as presently conducted. Each such tangible asset is free from material defects, has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear and tear) and is suitable for the purposes for which it presently is used.
          (b) Section 2.10(b) of the Disclosure Schedule lists (i) all fixed assets (within the meaning of GAAP) of the Company having a book value greater than $5,000, indicating the cost, accumulated book depreciation (if any) and the net book value of each such fixed asset as of the Most Recent Balance Sheet Date, and (ii) all other assets of a tangible nature (other than inventories) of the Company whose book value exceeds $5,000.
          (c) Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or contract, the obligations of the Company to such lessor or owner to maintain such item will have been discharged in full and no additional amounts will be due and owing thereunder.

     2.11 Owned Real Property. The Company does not own, and has never owned, any real property.
     2.12 Real Property Leases. Section 2.12 of the Disclosure Schedule lists all Leases and lists the term of such Lease, any extension and expansion options, and the rent payable thereunder. The Company has made available in the electronic data room or delivered to Parent complete and accurate copies of the Leases. With respect to each Lease:
          (a) such Lease is legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, is in full force and effect;
          (b) except as disclosed on Section 2.12 of the Disclosure Schedule, such Lease will continue to be legal, valid, binding, and enforceable against the Company and, to the Knowledge of the Company, in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing;
          (c) the Company is not in breach or violation of, or default under, any such Lease, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default by the Company or, to the Knowledge of the Company, any other party under such Lease and to the Knowledge of the Company, each parcel of Leased Real Property is in compliance in all material respects with all applicable Laws and Governmental Orders;
          (d) there are no material disputes, oral agreements or forbearance programs in effect as to such Lease;
          (e) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;
          (f) based on the Company’s experience up to the Closing Date, all facilities leased or subleased thereunder are supplied with utilities and other services adequate for the operation of said facilities;
          (g) except as set forth in Section 2.12(g) of the Disclosure Schedule, to the Company’s Knowledge, there is not any Security Interest, easement, covenant or other restriction applicable to the real property subject to such lease which would reasonably be expected to materially impair the current uses or the occupancy by the Company of the property subject thereto; and
          (h) other than the rental payment amounts set forth in Section 2.12 of the Disclosure Schedule and any other amounts payable by the Company pursuant to the terms of the applicable Lease, no other amounts are owed by the Company with respect to the rental of any parcel of Leased Real Property.

     2.13 Intellectual Property.
          (a) Section 2.13(a) of the Disclosure Schedule lists each patent, patent application, copyright registration or application therefor, and trademark, service mark and domain name registration or application therefor of the Company.
          (b) The Company owns or has the right under all Company Intellectual Property reasonably necessary (i) to use, sell, market and distribute the Customer Deliverables and (ii) to operate the Business as presently conducted. Each item of Company Intellectual Property will be owned or available for use by the Company immediately following the Closing on substantially identical terms and conditions as it was owned or available for use by the Company immediately prior to the Closing, except as described in Section 2.13(b) of the Disclosure Schedule. No current or former employee of the Company has any claim or right in or to the Company Intellectual Property. The Company has taken commercially reasonable measures to protect the proprietary nature of each item of Company Intellectual Property the exclusive use of which is material to the Business, and to maintain in confidence all trade secrets and confidential information, that it owns or uses. No other Person has any rights to any of the Company Intellectual Property owned by the Company (except pursuant to agreements or licenses specified in Section 2.13(d) of the Disclosure Schedule), and, to the Knowledge of the Company and the Shareholders, no other Person is infringing, violating or misappropriating any of the Company Intellectual Property, except as described in Section 2.13(b) of the Disclosure Schedule.
          (c) None of the Company Intellectual Property, Customer Deliverables, or the sale, marketing, distribution, provision or use thereof (as each is conducted immediately prior to Closing), infringes or violates, or constitutes a misappropriation of, any Intellectual Property rights of any Person. Section 2.13(c) of the Disclosure Schedule lists any complaint, claim or notice, or threat thereof, received by the Company alleging any infringement, violation or misappropriation of Intellectual Property of any third party within the immediately preceding four (4) years; and the Company has made available to Parent complete access to all written documentation in the possession of the Company relating to any such complaint, claim, notice or threat. The Company has made available to Parent complete access to all written documentation in the Company’s possession relating to claims or disputes known to the Company concerning any Company Intellectual Property.
          (d) Section 2.13(d) of the Disclosure Schedule identifies each license or other agreement that is currently in effect pursuant to which the Company has licensed, distributed or otherwise granted any rights to any third party with respect to, any Company Intellectual Property or any Intellectual Property owned by a party other than the Company. Except as described in Section 2.13(d) of the Disclosure Schedule, the Company has not agreed to indemnify any Person against any infringement, violation or misappropriation of any Intellectual Property rights with respect to any Customer Deliverables. Except as set forth in Section 2.13(d) of the Disclosure Schedule, the Company is not, nor will it or any party hereto be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any license, sublicense or other agreement relating to the Company Intellectual Property.

          (e) Section 2.13(e) of the Disclosure Schedule identifies each item of Intellectual Property used by the Company that is owned by a party other than the Company, and the license or agreement pursuant to which the Company uses it (excluding “off-the-shelf” software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses).
          (f) Except as set forth in Section 2.13(f) of the Disclosure Schedule, all of the copyrightable materials (but excluding materials created, developed or otherwise provided by a third party) embedded in, incorporated into or delivered bundled with the Customer Deliverables have been created by employees of the Company within the scope of their employment by the Company, or by independent contractors of the Company who have executed agreements expressly assigning all right, title and interest in such copyrightable materials to the Company. Except as set forth in Section 2.13(f) of the Disclosure Schedule, no portion of such copyrightable materials was jointly developed with any third party.
          (g) Except as set forth in Section 2.13(g) of the Disclosure Schedule, the Customer Deliverables, the Internal Systems, and the Company Intellectual Property are free from significant defects or significant programming errors, do not contain any “Easter egg,” “back door,” time bomb,” “Trojan Horse,” “worm,” “drop dead device,” “virus” (as these terms are commonly used in the computer software field) or other software routines designed to permit unauthorized access, to disable or erase software, hardware, or data without the knowledge or intent of the operator or to perform any other similar type of function and conform in all material respects to the written documentation and specifications therefore.
          (h) The Internal Systems, Customer Deliverables, and the Company Intellectual Property currently used by the Company to provide products and services to their customers (i) are reasonably adequate for the business of the Company as of the date of this Agreement and (ii) meet or are capable of being scaled to meet, all of the requirements under the customer contracts of the Company.
          (i) The Company has maintained detailed logs and records reasonably sufficient to explain the functioning of the Internal Systems, Customer Deliverables, and the Company Intellectual Property (including, but not limited to, source code) and to allow a reasonably skilled programmer or other Parent personnel to fully and satisfactorily use it in substantially the manner intended without reliance on the knowledge or memory of any Person. Except as set forth in Section 2.13(i) of the Disclosure Schedule, the Company does not use, rely on or contract with any Person to provide service bureau, outsourcing or other computer processing services.
          (j) Section 2.13(j) of the Disclosure Schedule lists all Public Software that has been incorporated in the Internal Systems, Customer Deliverables, and the Company Intellectual Property, their corresponding licenses, and how the Public Software is used, including whether the Public Software is linked to the Company Intellectual Property (including by dynamic linking). In addition, the Internal Systems, Customer Deliverables, and the Company Intellectual Property do not contain or link with any Public Software code that requires the disclosure or distribution of all or a portion of the non-Public-Software source code for any Internal Systems, Customer Deliverables or Company Intellectual Property or requires the distribution of any Internal Systems, Customer Deliverables, or Company Intellectual Property without charge to third parties, except for publishing minor modifications to the Public Software itself that do not contain Company Intellectual Property.
          (k) The Data Rights and information used by the Company in providing Customer Deliverables, in keeping track of the financial and business relationships between the Company and customers and in managing the Business (collectively, the “Data”) (i) does not violate the privacy rights of any Person under applicable Law, (ii) does not infringe upon, misappropriate or violate the Intellectual Property rights of any Person, (iii) was collected and acquired in accordance with all applicable laws and agreements, and (iv) when used by the Company, in the manner in which the Data was used immediately prior to the date hereof, does not violate any applicable Law or agreement. The Company has taken commercially reasonable steps to maintain the confidentiality and proprietary nature of the Data to the extent the confidentiality of the Data is material to the Business.
     2.14 Contracts.
          (a) Section 2.14 of the Disclosure Schedule lists the following agreements (written or oral) to which the Company is a party as of the date of this Agreement (each, a “Material Contract”):
               (i) any agreement (or group of related agreements) for the lease of personal property from or to third parties providing for lease payments in excess of $10,000 per annum or having a remaining term longer than six months;
               (ii) any agreement (or group of related agreements) with software vendors, distributors or sales agents allowing for the resale, marketing or distribution of the Company’s services of products;
               (iii) any agreement containing covenants restraining or limiting the freedom of the Company to engage in any line of business or compete with any Person including, without limitation, by restraining or limiting the right to solicit customers or that could reasonably be expected, following the Closing, to restrain or limit the freedom of Parent or any Affiliate thereof to engage in any line of business or compete with any Person;
               (iv) any agreement containing a right of first refusal;
               (v) any agreement (or group of related agreements) that is terminable upon or prohibits a change in ownership or control of the Company, or that requires consent in connection with a change in ownership or control of the Company;
               (vi) any agreement (or group of related agreements) that provides for the Company to be the exclusive or a preferred provider of any product or service to any Person or the exclusive or a preferred recipient of any product or service of any Person during any period of time or that otherwise involves the granting by any Person to the Company of exclusive or preferred rights of any kind;

               (vii) any agreement (or group of related agreements) that provides for any Person to be the exclusive or a preferred provider of any product or service to the Company, or the exclusive or a preferred recipient of any product or service of the Company during any period of time or that otherwise involves the granting by the Company to any Person of exclusive or preferred rights of any kind;
               (viii) any agreement (or group of related agreements) in which a party has agreed to purchase all of its requirements for specified goods or services from a particular provider;
               (ix) any agreement (or group of related agreements) in which the Company has granted manufacturing rights, “most favored nation” or similar pricing provisions or marketing or distribution rights relating to any products or territory;
               (x) any agreement (or group of related agreements) under which it has created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Debt or under which it has imposed (or may impose) a Security Interest on any of its assets, tangible or intangible;
               (xi) any agreement for the disposition of any significant portion of the assets or business of the Company (other than sales of products in the Ordinary Course of Business) or any agreement for the acquisition of the assets or business of any other entity (other than purchases of inventory or components in the Ordinary Course of Business);
               (xii) any employment or consulting agreement;
               (xiii) any agreement involving any current or former officer, director or shareholder of the Company or an Affiliate thereof;
               (xiv) any agreements that, by their terms bind Affiliates of the Company or will bind Affiliates of the Company after the Closing;
               (xv) any agreement not otherwise listed in Section 2.14 of the Disclosure Schedule under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect;
               (xvi) any agreement for the license of Intellectual Property, excluding “off-the-shelf” software programs licensed by or to the Company pursuant to nonnegotiable standard form, mass market or “shrink wrap” licenses; and
               (xvii) any other agreement (or group of related agreements) involving more than $50,000 in annual payments or that is otherwise material to the Company.
          (b) The Company has made available in the electronic data room or delivered to Parent a complete and accurate copy of each agreement listed in Section 2.13 or Section 2.14 of the Disclosure Schedule, or with respect to each such unwritten agreement, the Company has provided a detailed description of the terms of such unwritten agreement. With respect to each agreement so listed: (i) the agreement is legal, valid, binding and enforceable against the

Company and, to the Knowledge of the Company, is in full force and effect; (ii) the agreement will continue to be legal, valid, binding and enforceable against the Company and, to the Knowledge of the Company, in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing; and (iii) except as set forth on Section 2.14(b)(iii) of the Disclosure Schedule, neither the Company nor, to the Knowledge of the Company, any other party, is in breach or violation of, or default under, any material provision of such agreement, and no event has occurred, is pending or, to the Knowledge of the Company, is threatened, which, after the giving of notice, with lapse of time, or otherwise, would constitute a breach or default of any material provision of such agreement by the Company or, to the Knowledge of the Company, of any other party under such agreement.
     2.15 Accounts Receivable. Except as set forth in Section 2.15 of the Disclosure Schedule, all Accounts Receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date) are valid receivables enforceable and fully collectible within one hundred eighty (180) days of the Closing Date, free and clear of any claim, right of setoff or other dispute, demand or future obligation of any nature whatsoever. The Company has not received any written notice from an account debtor stating that any Account Receivable is subject to any contest, claim or setoff by such account debtor.
     2.16 Powers of Attorney. Except as set forth in Section 2.16 of the Disclosure Schedule, there are no outstanding powers of attorney executed on behalf of the Company.
     2.17 Insurance. Section 2.17 of the Disclosure Schedule lists each insurance policy (including fire, theft/crime, casualty, comprehensive general liability, workers compensation, business interruption, environmental, errors and omissions, directors and officers fiduciary liability, employment practices liability, product liability and automobile insurance policies and bond and surety arrangements) to which the Company is a party, all of which are in full force and effect including the name of the insurer, policy numbers and whether such policy is a claims-made or occurrence policy. Except as set forth in Section 2.17 of the Disclosure Schedule, there is no claim pending or, to the Knowledge of the Company, any existing facts which are reasonably likely to result in a claim, and no claim has been denied or disputed by the underwriter of any policy within the last four (4) years. All premiums due and payable under all such policies have been paid. The Company has not been denied insurance coverage at any time during the past five years and no policies have been cancelled or have been refused to be renewed by the insurer in the past five years except as set forth in Section 2.17 of the Disclosure Schedule. The Company has no Knowledge of any threatened termination of, or premium increase with respect to, any such policy except as set forth in Section 2.17 of the Disclosure Schedule. Each such policy will continue to be enforceable and in full force and effect immediately following the Closing in accordance with the terms thereof as in effect immediately prior to the Closing. The Company has not failed to timely give any notice required or failed to satisfy any subjectivities under such insurance policies or binders of insurance.
     2.18 Litigation. Except as set forth in Section 2.18 of the Disclosure Schedule, there is no Legal Proceeding which is pending or, to the Knowledge of the Company, has been threatened against the Company, and, to the Knowledge of the Company, no event has occurred or circumstance exists that would reasonably be expected to give rise to or serve as the basis for any Legal Proceeding. There are no judgments, orders or decrees outstanding against the Company.
     2.19 Warranties. Except as set forth in Section 2.19 of the Disclosure Schedule, no Customer Deliverable is subject to any guaranty, warranty, right of credit or other indemnity. Section 2.19 of the Disclosure Schedule sets forth the aggregate expenses incurred by the Company in fulfilling its obligations under its guaranty, warranty, right of credit and other indemnity provisions during each of the fiscal years and the interim period covered by the Financial Statements. The Company has no liability (and there is no known basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand giving rise to any liability) arising out of any injury to individuals or property as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company.
     2.20 Employees.
          (a) Section 2.20 of the Disclosure Schedule contains a list of all employees of the Company, along with the position and the annual rate (or hourly rate, where applicable) of compensation of each such person.
          (b) The Company is not a party to or bound by any collective bargaining agreement, and has not experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Company has never committed any unfair labor practice. The Company has no Knowledge of any organizational effort made or threatened, either currently or within the past two years, by or on behalf of any labor union with respect to employees of the Company.
          (c) All employee expenses and benefits shall have been accrued on the Final Balance Sheet for all periods prior to and up through the Closing Date.
          (d) To the Knowledge of the Company, no officer, Key Employee or group of employees has any plans to terminate employment with the Company at any time within twelve (12) months after the date hereof.
     2.21 Employee Benefits.
          (a) Section 2.21(a) of the Disclosure Schedule contains a complete and accurate list of all Company Plans. Complete and accurate copies of documents embodying each of the Company Plans and related plan documents including (without limitation) plan documents, trust documents, group annuity contracts, plan amendments, insurance policies or contracts, participant agreements, employee booklets, administrative service agreements, summary plan descriptions, plan summaries or descriptions, minutes, resolutions, compliance and nondiscrimination tests for the last three plan years, standard COBRA forms and related notices, registration statements and prospectuses, and, to the extent still in its possession, any material employee communications relating thereto, have been made available in the electronic data room or delivered to Parent. With respect to each Company Plan which is subject to ERISA reporting requirements, the Company has made available in the electronic data room or delivered copies of the Form 5500 reports and any applicable financial statements, including schedules and reports filed for the last three years. The Company has made available in the electronic data room or delivered to Parent the most recent Internal Revenue Service determination or opinion letter issued, if any, with respect to each such Company Plan which is intended to be a qualified plan as described in Code Section 401(a), and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of tax-qualified status of any such Company Plan.
          (b) Each Company Plan has been administered substantially in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), except as would not have, in the aggregate, a Company Material Adverse Effect. The Company and the ERISA Affiliates have performed all material obligations required to be performed by them under, and are not in material default or violation by any other party to, any Company Plan. All contributions required to be made by the Company or any ERISA Affiliate to any Company Plan have been made or accrued on the Most Recent Balance Sheet. All governmental filings and reports as to each Company Plan subject to ERISA have been prepared in good faith and timely filed and were true and correct as of the date filed. The Company has distributed or posted all notices and reports to employees or participants in the Company Plans required to be distributed or posted. There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA or Section 4975 of the Code, with respect to any Company Plan for which there is not a statutory exemption. Neither the Company nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any prohibited transaction with any Company Plan. With respect to each Company Plan no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred. No Company Plan has assets that include securities issued by the Company or any ERISA Affiliate and no Company Plan constitutes a security which is required to be registered under applicable state or federal securities laws. There has been no amendment to, written interpretation or announcement by the Company or any ERISA Affiliate of any increase in the benefits provided under any Company Plan above the level of benefits which resulted in the expense incurred with respect to that Plan for the most recent fiscal year included in the Company’s financial statements.
          (c) No suit, investigation, audit, administrative proceeding, action, or other litigation (except claims for benefits payable in the normal operation of the Company Plans and proceedings with respect to qualified domestic relations orders) has been brought, or to the Knowledge of the Company is threatened, against or with respect to any Company Plan or asserting any rights or claims to benefits under any Company Plan, including audit or inquiry by the IRS or United States Department of Labor.
          (d) With respect to each Company Plan that is intended to be qualified under Section 401(a) of the Code, the Company has either obtained or is entitled to rely on a determination and/or notification letter from the Internal Revenue Service to the effect that such Company Plan is qualified under Sections 401(a) and 501(a) of the Code; that such determination and/or notification letter covers all amendments to the Code which are currently effective, and the plans and the trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code or, if not, the Company still has time remaining to apply under applicable Treasury Regulations or Internal Revenue Service pronouncements to either make any amendments in such Company Plan as may be necessary to result in such Company Plan being qualified under all such amendments and, if desired, to apply to the Internal Revenue Service for a favorable determination letter on such qualification; and no act or omission has occurred that could reasonably be expected to adversely affect the qualification of such Company Plan or materially increase the Company’s expense associated with such Company Plan. Each Company Plan that is required to satisfy Section 401(k)(3) or Section 401(m)(2) of the Code has been tested for compliance with, and satisfies the requirements of Section 401(k)(3) and Section 401(m)(2) of the Code for each plan year ending prior to the Closing Date, or is a “safe harbor” plan that avoids the need for any such testing.
          (e) The Company has not nor has any ERISA Affiliate ever maintained, established, sponsored, participated in, contributed to, or is obligated to contribute to, or otherwise incurred any obligation or liability (including, without limitation, any contingent liability) under any “multiemployer plan” as defined in Section 3(37) of ERISA or to any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) that is subject to Section 412 of the Code or Title IV of ERISA. Neither the Company nor any ERISA Affiliate has any actual or potential withdrawal liability (including, without limitation, any contingent liability) from any complete or partial withdrawal (as defined in Sections 4203 and 4205 of ERISA) from any multiemployer plan.
          (f) With respect to each Company Plan, the Company and each of its ERISA Affiliates have substantially complied with (i) the applicable healthcare continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations thereunder and any similar state law governing the extension or continuation of health care coverage following the termination of employment of the employees of the Company; (ii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder; (iii) the applicable requirements of HIPAA; (iv) the applicable requirements of the Cancer Rights Act of 1998; and (v) and the applicable requirements of the Newborn and Mother’s Health Protection Act of 1996. The Company is in material compliance with its obligations to any current and/or former employees and/or qualified beneficiaries pursuant to COBRA, HIPAA, or any state law governing the extension or continuation of health care coverage following the termination of employment of the employees of the Company.
          (g) There are no unfunded obligations under any Company Plan providing benefits after termination of employment to any employee of the Company (or to any beneficiary of any such employee), including but not limited to retiree health coverage or other retiree welfare benefits and deferred compensation, but excluding continuation of health coverage required to be continued under Section 4980B of the Code or other applicable law and insurance conversion privileges under state law in addition to any such obligations which are reflected on the Company’s financial statements. The assets of each Company Plan that is funded are reported at their fair market value on the books and records of such Company Plan.
          (h) No act or omission has occurred and no condition exists with respect to any Company Plan that would reasonably be expected to subject the Company or any ERISA Affiliate to (i) any material fine, penalty, tax or liability of any kind imposed under ERISA or the

Code or (ii) any contractual indemnification or contribution obligation protecting any fiduciary, insurer or service provider with respect to any Company Plan.
          (i) No Company Plan is funded by, associated with or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code.
          (j) Each Company Plan may be amended, terminated or otherwise discontinued unilaterally by the Company at any time without liability or expense to the, Company (or after the Closing Date, Parent) or such Company Plan as a result thereof (other than for benefits accrued through the date of termination or amendment and reasonable administrative expenses related thereto) and no Company Plan, plan document or agreement, summary plan description or other written communication distributed generally to employees by its terms prohibits the Company from amending, terminating or otherwise discontinuing any such Company Plan.
          (k) Section 2.21(k) of the Disclosure Schedule discloses each: (i) agreement with any shareholder, director, executive officer or other key employee of the Company (A) the benefits of which are contingent, or the terms of which are altered, upon the occurrence of a transaction involving the Company of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; (ii) agreement, plan or arrangement under which any person may receive payments from the Company that may be subject to the tax imposed by Section 4999 of the Code or included in the determination of such person’s “parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) thereof); and (iii) agreement or plan binding the Company, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan, severance benefit plan or Company Plan, any of the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Any Company Plan which is a nonqualified deferred compensation plan as defined in Code Section 409A is either exempt from Code Section 409A or is in material compliance with Code Section 409A.
          (l) Section 2.21(l) of the Disclosure Schedule sets forth the policy of the Company with respect to accrued vacation, accrued sick time and earned time off and the amount of such liabilities as of the date of this Agreement. On the Closing Date, no employees will have accrued vacation in excess of 240 hours.
          (m) The Company has classified all individuals who perform services for the Company correctly under the Company Plans, ERISA and the Code as common law employees, independent contractors, leased employees, and exempt or non-exempt employees.
          (n) The Company has not engaged in any transaction with respect to any Company Plan that is the same as or substantially similar to any transaction that the Internal Revenue Service has determined to be a tax avoidance transaction and has identified as a listed transaction in published guidance under 26 CFR Section 1.6011-4(b)(2).

     2.22 Environmental Matters.
          (a) The Company has complied in all material respects with all applicable Environmental Laws and Environmental Permits. There is no pending or, to the Knowledge of the Company, threatened civil or criminal litigation, written notice of violation, formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity, relating to any Environmental Law and Environmental Permits involving the Company or any properties owned or leased by it.
          (b) The Company is not subject to any environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company.
          (c) The Company has not Released any Hazardous Material on any of the Leased Real Property or on any property formerly owned, leased, used or occupied by the Company.
          (d) There are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company on any of the Leased Real Property and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to form the basis of any such Environmental Claim.
          (e) The Company is not aware of any actual or alleged liability, whether fixed or contingent, under any Environmental Law.
     2.23 Legal Compliance.
          (a) The Company is currently conducting, and has at all times conducted, its business in material compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any Governmental Entity. The Company (including any Affiliates) has not received any notice or communication from any Governmental Entity alleging noncompliance with any applicable law, rule or regulation.
          (b) Subject to paragraph (c) below, the Company complies with and has implemented all such measures required for it to comply with its obligations as a Covered Entity for its “Health Plan” and as a “Business Associate” of its “Covered Entity” (as such capitalized terms are defined in HIPAA and the regulations promulgated thereunder), including without limitation, the privacy and security regulations (45 C.F.R. 160 and 164) and the transaction and code set regulations (45 C.F.R. 162) promulgated under HIPAA. With respect to any HIPAA regulatory requirements, including any contractual privacy and security commitments for “Protected Health Information” (as that term is defined in the HIPAA privacy and security regulations), for which the Company’s (including any Affiliates) compliance with HIPAA is required (collectively, the “HIPAA Commitments”),
               (i) the Company is in material compliance with the HIPAA Commitments;

               (ii) the transactions contemplated by this Agreement will not violate any of the HIPAA Commitments;
               (iii) the Company has not received written inquiries from the U.S. Department of Health and Human Services or any other Governmental Entity regarding the Company’s compliance with the HIPAA Commitments; and
               (iv) the HIPAA Commitments have not been rejected by any applicable certification organization which has reviewed such HIPAA Commitments or to which any such HIPAA Commitment has been submitted.
          (c) The Company has either entered into or made reasonable and good faith efforts to enter into valid, written Business Associate agreements with all customers that are Covered Entities and with all contractors, agents, vendors, suppliers, and service providers that are Business Associates of the Company.
     2.24 Customers and Suppliers. Section 2.24 of the Disclosure Schedule sets forth a list of (a) each customer of the Company under contract as of January 31, 2010 and (b) each supplier that is the sole supplier of any significant product or service to the Company (each such customer or supplier, a “Significant Person”).
     2.25 Permits. Section 2.25 of the Disclosure Schedule sets forth a list of all Permits issued to or held by the Company. Such listed Permits are the only Permits that are required for the Company to conduct its business as presently conducted. Each such Permit is in full force and effect; the Company is in material compliance with the terms of each such Permit; and, to the Knowledge of the Company, no suspension or cancellation of such Permit is threatened. There is no basis for believing that such Permit will not be renewable upon expiration. Each such Permit will continue in full force and effect immediately following the Closing.
     2.26 Certain Business Relationships With Affiliates. Except as set forth in Section 2.26 of the Disclosure Schedule, no Affiliate of the Company (a) owns any property or right, tangible or intangible, which is used in the business of the Company, (b) has any claim or cause of action against the Company, or (c) owes any money to, or is owed any money by, the Company. Section 2.26 of the Disclosure Schedule describes any transactions or relationships between the Company and any Affiliate thereof which occurred or have existed since the beginning of the time period covered by the Financial Statements.
     2.27 Brokers’ Fees. Except as set forth in Section 2.27 of the Disclosure Schedule, neither the Company, nor any Shareholder nor any other party with whom or for whom the Company or the Shareholders may have contracted has any liability or obligation to pay any fees, commissions or any other amounts of any kind whatsoever to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     2.28 Books and Records. The minute books and other similar records of the Company contain complete and accurate records of all actions taken at any meetings of the Company’s shareholders, Board of Directors or any committee thereof and of all written consents executed in lieu of the holding of any such meeting. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company and have been maintained in accordance with good business and bookkeeping practices. Section 2.28 of the Disclosure Schedule contains a list of all accounts and safe deposit boxes of the Company (including the name of each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which the Company has an account or safe deposit box) and the names of persons having signature authority with respect thereto or access thereto.
     2.29 Compliance with Healthcare Laws and Regulations.
          (a) Without limiting the generality of Section 2.23 or any other representation or warranty made by the Company herein, the Company is conducting and has conducted its business and operations in compliance in all material respects with, and neither the Company nor any of its officers, directors or employees has engaged in any activities prohibited under, all applicable civil or criminal statutes, laws, ordinances, rules and regulations of any federal, state, local or foreign Governmental Entity with respect to regulatory matters relating to the provision, administration, and/or payment for healthcare products or services (collectively, “Healthcare Laws”), including, without limitation, (i) rules and regulations governing the operation and administration of Medicare, Medicaid, or other federal health care programs; (ii) 42 U.S.C. § 1320a-7(b), commonly referred to as the “Federal Anti-Kickback Statute,” (iii) 42 U.S.C. § 1395nn, commonly referred to as the “Stark Law,” (iv) 31 U.S.C. §§ 3729-33, commonly referred to as the “False Claims Act” and (v) rules and regulations of the U.S. Food and Drug Administration.
          (b) The Company has not received any notice or communication from any Governmental Entity alleging noncompliance with any Healthcare Laws. There is no civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information pending against the Company and the Company has no liability (whether actual or contingent) for failure to comply with any Healthcare Laws. To the Knowledge of the Company, there is no act, omission, event or circumstance that would reasonably be expected to give rise to any such action, suit, demand, claim, complaint, hearing, investigation, notice, demand letter, warning letter, proceeding or request for information or any such liability. There has not been any violation of any Healthcare Laws by the Company in its submissions or reports to any Governmental Entity that would reasonably be expected to require investigation, corrective action or enforcement action. There is no civil or criminal proceeding, or, to the Knowledge of the Company, threatened, relating to the Company or any Company director, officer or employee that involves a matter within or related to Healthcare Laws.
          (c) Any remuneration (including, without limitation, a “discount or reduction in price,” as referenced in 42 U.S.C. § 1320a-7b(b)(3)(A)) exchanged between the Company and its customers, contractors, or other entities with which it has a business relationship (together, “Trading Partners”) has at all times been commercially reasonable and represents the fair market value for rendered services or purchased items. No remuneration exchanged between the Company and its Trading Partners has taken into account, either directly or indirectly, the volume or value of any referrals or any other federal health care program business generated between the Company and such Trading Partners.

          (d) Neither the Company nor any of its directors, officers or employees has been debarred or subject to mandatory or permissive exclusion from participation in Medicare, Medicaid, or any other federal or state healthcare program.
          (e) The Company has maintained all records required to be maintained by it under any Healthcare Laws.
     2.30 Disclosure. No representation or warranty by the Company contained in this Agreement, and no statement contained in the Disclosure Schedule or any other document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS
     Each Shareholder, severally with respect to himself and not jointly, represents and warrants to Parent as follows (collectively as set forth in this Article III, the “Shareholder Fundamental Representations”):
     3.1 Title to Shares. Such Shareholder owns beneficially and of record all of the Company Shares set forth next to such Shareholder’s name in Section 2.2(b) of the Disclosure Schedule, and such Shareholder has the full and unrestricted power to sell, assign, transfer and deliver such Company Shares in accordance with the terms of this Agreement, free and clear of all Security Interests and there are no claims or actions pending with respect to the title of such Company Shares, except for those arising under this Agreement and applicable securities law restrictions. Such Shareholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Company Shares.
     3.2 No Conflict. The execution, delivery and performance by such Shareholder of this Agreement and all related documents to which such Shareholder is a party and the consummation of the transactions contemplated by this Agreement and such documents do not and will not to such Shareholder’s Knowledge violate any statute, rule, regulation, order or decree of any Governmental Entity by which such Shareholder or such Shareholder’s properties or assets is bound. There is no decree, judgment, order investigation or litigation at law or in equity, no arbitration proceeding, and no proceeding before or by any Governmental Entity, pending or to such Shareholder’s Knowledge, threatened, to which such Shareholder is a party relating to the transactions contemplated by this Agreement.
     3.3 Enforceability. This Agreement has been duly executed and delivered by such Shareholder. This Agreement constitutes the valid and binding obligation of such Shareholder enforceable against such Shareholder in accordance with its terms, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
     Parent and Merger Sub, jointly and severally, represent and warrant to the Shareholders that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date as though made as of the Closing Date, except to the extent such representations and warranties are specifically made as of a particular date (in which case such representations and warranties will be true and correct as of such date).
     4.1 Organization and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation. Each of Parent and Merger Sub has all requisite corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it.
     4.2 Authorization of Transaction. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the series of transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against it in accordance with its terms and conditions, except to the extent that enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium and other similar laws relating to or affecting the rights and remedies of creditors generally and (ii) general principles of equity.
     4.3 Noncontravention. Except for the filing of the Certificate of Merger as required by the TBOC, neither the execution and delivery by Parent and Merger Sub of this Agreement, nor the consummation by Parent and Merger Sub of the transactions contemplated hereby, will (a) conflict with or violate any provision of the charter or bylaws of Parent and Merger Sub, (b) require on the part of Parent or Merger Sub any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (c) conflict with, result in breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of obligations under, create in any party any right to terminate, modify or cancel, or require any notice, consent or waiver under, any contract or instrument to which Parent or Merger Sub is a party or by which it is bound or to which any of its assets are subject, except for (i) any conflict, breach, default, acceleration, termination, modification or cancellation which would not adversely affect the consummation of the series of transactions contemplated hereby, or (ii) any notice, consent or waiver the absence of which would not adversely affect the consummation of the series of transactions contemplated hereby, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub or any of its properties or assets.
     4.4 Litigation. As of the date of this Agreement, there is no action, suit, investigation or proceeding pending against or, to Parent’s Knowledge, threatened against or affecting Parent or Merger Sub or any of their respective officers or directors in their capacity as officers or directors of Parent or Merger Sub before any court or arbitrator or any governmental body, agency or official, which in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the series of transactions contemplated hereby.
     4.5 Disclosure. No representation or warranty by Parent or Merger Sub contained in this Agreement, and no statement contained in any schedule hereto or any other document, certificate or other instrument delivered or to be delivered by or on behalf of Parent or Merger Sub pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.
     4.6 Valid Issuance of Shares. The Parent Shares issued as part of the Aggregate Transaction Consideration will, when issued and delivered to the Shareholders in accordance with the terms hereof, be duly authorized, validly issued, fully paid and non-assessable.
     4.7 Material Adverse Change. Except as has been publicly disclosed or is publicly disclosed prior to the date of this Agreement, since September 30, 2009, there have been no transactions, conditions or events which, individually, or in the aggregate constitute or has had a Parent Material Adverse Effect. Since January 1, 1998, Parent has not received written notice from the SEC that it will require Parent to restate any of the financial statements of Parent included in the Parent SEC Filings or that the SEC is making an investigation of the Parent’s financial statements or accounting practices.
     4.8 Brokers’ Fees. Neither Parent nor Merger Sub nor any other party with whom or for whom Parent or Merger Sub may have contracted has any liability or obligation to pay any fees, commissions or any other amounts of any kind whatsoever to any broker, finder or agent with respect to the transactions contemplated by this Agreement.
     4.9 Tax-Free Reorganization. Merger Sub is a wholly-owned, direct subsidiary of Parent, and it is the present intention of Parent to continue at least one significant historic business line of the Company, or to use at least a significant portion of the Company’s historic business assets in a business, each within the meaning of Treasury Regulations § 1.368-1(d).
     4.10 SEC and Exchange Compliance.
          (a) Since January 1, 2006 and through the date of this Agreement, Parent has timely filed all required reports and forms and other documents (including exhibits and all other information incorporated therein) with the SEC (the “Parent SEC Filings”). As of their respective dates (and without giving effect to any amendments or modifications filed after the Closing Date), the Parent SEC Filings complied as to form with requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC Filings. As of their respective filing dates, each Parent SEC Filing filed prior to the date of this Agreement pursuant to the Securities Act or the Exchange Act did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements, in the light of the circumstances under which they were made, not misleading.

          (b) Each of Parent’s consolidated statements of financial condition or balance sheets included in or incorporated by referenced into the Parent SEC Filings, including related notes and schedules, fairly presented in all material respects the consolidated financial position of Parent and its subsidiaries as of the date of such balance sheet and each of the Parent’s consolidated statements of income, cash flows and changes in stockholders’ equity included in or incorporated by reference into Parent SEC Filings, including any related notes and schedules, fairly presented in all material respects the consolidated results of operations, cash flows and changes in stockholders’ equity, as the case may be, of Parent and its subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved (except as may be noted therein and except, in the case of unaudited statements, for the absence of notes).
          (c) Parent is in compliance in all material respects with the rules, regulations and policies of the NASDAQ Global Select Market applicable to Parent, including, without limitation, its corporate governance standards.
ARTICLE V
CERTAIN COVENANTS
     5.1 Expenses. Except as expressly set forth in this Agreement, each of the Parties shall bear its own costs and expenses (including legal, investment banking and accounting fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. Parent shall pay on behalf of the Company and the Shareholders at Closing Company Transaction Expenses in those amounts and to those persons directed by the Shareholder Representative; provided, however, that the total amount so paid by Parent on behalf of the Company and the Shareholders shall be deducted from the Closing Amount in determining the Net Closing Amount payable to the Shareholders at Closing; provided, further, that the total amount so paid by Parent shall not exceed $250,000. For the avoidance of doubt, the Shareholders shall have sole liability for any Company Transaction Expenses not paid at or before Closing, and the Surviving Corporation shall not have any liability for Company Transaction Expenses.
     5.2 Proprietary Information. From and after the Closing, no Shareholder shall disclose or make use of, and each Shareholder shall cause all of his Affiliates not to disclose or make use of, any knowledge, information or documents of a confidential nature or not generally known to the public with respect to the Company or Parent and their respective businesses (including the financial information, technical information or data relating to the Company’s services and names of customers of the Company), except to the extent that (i) such knowledge, information or documents shall have become public knowledge other than through improper disclosure by any Shareholder or an Affiliate, (ii) such Shareholder is required to disclose such information by law or legal process or (iii) it is necessary and appropriate for such Shareholder to disclose and/or make use of such information in his capacity as an employee of the Surviving Corporation after Closing.
     5.3 Confidentiality. Each of the parties hereto agrees that the information obtained in any investigation pursuant to the negotiation and execution of this Agreement or the effectuation of the transaction contemplated hereby, shall be governed by the terms of that certain confidentiality letter agreement, as amended, by and between the Company and NextGen Healthcare Information Systems, Inc., a wholly-owned subsidiary of Parent (“NextGen”), dated August ___, 2009; provided, however, that Parent and NextGen may make such disclosures as may be required under applicable law.
     5.4 Transition. Unless otherwise directed or consented to by Parent in writing, the Shareholders will not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Company from maintaining the same business relationships with the Company after the Closing as it maintained with the Company prior to the Closing.
     5.5 Solicitation of Employees. Each of the Shareholders covenants and agrees that beginning on the Closing Date and continuing for a period of eighteen (18) months thereafter, neither such Shareholder nor any Affiliates of such Shareholder will anywhere in the world where the Business was conducted or proposed to be conducted prior to Closing (the “Non-Solicitation Area”) (i) solicit or hire any of the employees of the Surviving Corporation who are employed by the Surviving Corporation or were employed by the Company within the twelve (12) month period prior to the Closing, or (ii) interfere with the relationship of the Surviving Corporation with any such employees. The Shareholders agree that the restrictions contained in this Section 5.5 are reasonable as to time and geographic scope because of the nature of the business of the Company and the Shareholders agree, in particular, that the geographic scope of this restriction is reasonable because companies engaged in the business of the Surviving Corporation compete throughout the Non-Solicitation Area. The Shareholders acknowledge that the Surviving Corporation is in direct competition with all other companies engaged in the business of the Surviving Corporation throughout the Non-Solicitation Area, and because of the nature of such business, the Shareholders agree that the covenants contained in this Section 5.5 cannot reasonably be limited to any smaller geographic area.
     5.6 Issuance of Parent Shares. Parent shall use its best efforts to ensure that the stock certificates representing the Parent Shares portion of the Closing Amount be issued to the Shareholders entitled thereto within three (3) Business Days after the Closing pursuant to the issuance order referenced in Section 1.3(b)(ii).
     5.7 Rule 144; Listing of Parent Shares. Parent shall use its Reasonable Best Efforts to ensure that the Shareholders may sell the Parent Shares issued as part of the Aggregate Transaction Consideration under Rule 144 promulgated under the Securities Act (“Rule 144”). Without limiting the generality of the foregoing, Parent shall respond in a timely manner, and will cause its officers, legal counsel, transfer agent and other representatives to respond in a timely manner, to requests by the Shareholders or their brokers to sell Parent Shares under Rule 144 following the Closing Date, including requests to have the restrictive legends removed from the stock certificates representing the Parent Shares. Parent will ensure that all Parent Shares issued as part of the Aggregate Transaction Consideration will, prior to issuance, be authorized for listing on the NASDAQ Global Select Market to the extent that Parent otherwise qualifies.

     5.8 Credit for Employment. Parent hereby agrees that Parent shall grant or cause the Surviving Corporation to grant all employees of the Company credit for any service with the Company earned prior to the Closing Date for: (i) purposes of vacation accrual under any employee vacation plan or policy established or maintained by Parent, Surviving Corporation or any of their Affiliates on or after the Closing Date, (ii) eligibility and vesting under Parent’s, Surviving Corporation’s or any of their Affiliate’s 401(k) plan existing as of the Closing Date, and (iii) fulfillment of any eligibility waiting periods requirements under any of Parent’s, Surviving Corporation’s or any of their Affiliate’s health insurance plan existing as of the Closing Date.
     5.9 Revision of Revenue Recognition Policies. Parent and the Shareholder Representative shall use their respective best efforts and negotiate in good faith to agree upon reasonable revenue recognition accounting policies to replace items 4 and 5 in the “Revenue Recognition” section of Exhibit D no later than forty-five (45) days after the Closing Date; provided; however, that if Parent and the Shareholder Representative are unable to agree upon such replacement policies, items 4 and 5 in the “Revenue Recognition” section of Exhibit D shall apply.
ARTICLE VI
CONDITIONS TO CONSUMMATION OF MERGER
     6.1 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or waiver by Parent) of the following additional conditions at or before Closing:
          (a) there shall not be any Dissenting Shares;
          (b) the Company shall have obtained at its own expense all of the waivers, permits, consents, approvals, novations or other authorizations whatsoever, and effected all of the registrations, filings and notices which are required on the part of the Company to consummate the transactions contemplated by this Agreement, including, but not limited to, the consents set forth in Section 2.4(c) of the Disclosure Schedule, and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;
          (c) the representations and warranties of the Company and the Shareholders set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date;
          (d) the Company and each of the Shareholders shall each have performed or complied with in all material respects its or his agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (e) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the series of transactions contemplated by this Agreement or any one of them, (ii) cause the series of transactions contemplated by this Agreement or any one of them to be rescinded following consummation or (iii) have, individually or in the aggregate, a Company Material Adverse Effect, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (f) the Company shall have delivered to the Parent the Company Certificate;
          (g) Parent shall have received the resignations, effective as of the Closing, of each director and officer of the Company specified by Parent;
          (h) Parent shall have received such other certificates and instruments (including certificates of good standing of the Company in its jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as Parent shall reasonably request in connection with the Closing;
          (i) Parent shall have received a fully executed employment agreement (including noncompete, invention assignment and non-solicitation provisions) by and between the Surviving Corporation and each of Fred Beck, Tim Rhoads and Nathan Read in a form reasonably satisfactory to Parent;
          (j) Parent shall have received for each employee an executed acknowledgement of receipt of the employee handbook of the Company;
          (k) Parent shall have received the Escrow Agreement, executed by the Shareholder Representative and the Escrow Agent;
          (l) all outstanding Options shall have been terminated;
          (m) Parent shall have received an executed Confidential Investor Questionnaire from each Shareholder in the form attached hereto as Exhibit C;
          (n) the Company shall have obtained the Requisite Shareholder Approval of the Shareholders;
          (o) Parent shall have received the legal opinion of the Company’s counsel in a form reasonably satisfactory to Parent, dated as of the date of this Agreement;
          (p) the Company shall have no Debt;
          (q) Parent shall have received evidence (in form and substance reasonably satisfactory to Parent) that the Company’s investment bankers, attorneys and/or other advisors and any other similar agents and representatives have been or will be paid in full at or prior to the Closing (except for the Incremental Transaction Expenses payable to Healthcare Growth Partners, LLC pursuant to Section 1.8(f)(iv)), and that the Surviving Corporation will have no liability to any such parties for any costs related to the transactions contemplated by this Agreement;
          (r) the Company shall have purchased tail coverage on the D&O, employment practices and E&O insurance covering any claims made within six (6) years after the Closing Date that are based upon or relate to acts, events or omissions that occurred any time prior to Closing. Such tail insurance shall have deductibles and coverage amounts that are no less favorable to the Company and the Surviving Corporation as the insurance the Company had in place during the six (6) months immediately prior to Closing. In the event the coverage that would be afforded to the Surviving Corporation through the purchase of the aforementioned tail coverage E&O insurance is already covered by Parent’s insurance policies as in place at Closing and without any additional cost to Parent, the accrual for the cost of purchasing tail coverage E&O insurance shall be reversed for purposes of calculating the Final Balance Sheet;
          (s) Parent shall have received evidence (in form and substance reasonably satisfactory to Parent) that the Company has paid a bonus to Nathan Read in the amount of $22,000; and
          (t) Parent shall have received evidence (in form and substance reasonably satisfactory to Parent) that the Company has paid all accrued vacation in excess of 240 hours per employee.
     6.2 Conditions to Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction (or waiver by the Company) of the following additional conditions:
          (a) Parent shall have obtained at its own expense all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices which are required on the part of Parent or Merger Sub to consummate the series of transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the series of transactions contemplated by this Agreement;
          (b) the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the Closing except to the extent they pertain to a different date;
          (c) each of Parent and Merger Sub shall have performed or complied with in all material respects its agreements and covenants required to be performed or complied with under this Agreement as of or prior to the Closing;
          (d) no Legal Proceeding shall be pending or threatened wherein an unfavorable judgment, order, decree, stipulation or injunction would (i) prevent consummation of the transactions contemplated by this Agreement or (ii) cause the transactions contemplated by this Agreement to be rescinded following consummation, and no such judgment, order, decree, stipulation or injunction shall be in effect;
          (e) Parent shall have delivered to the Company the Parent Certificate; and
          (f) the Company shall have received such other certificates and instruments (including certificates of good standing of Parent and Merger Sub in their respective jurisdiction of organization, certified charter documents, certificates as to the incumbency of officers and the adoption of authorizing resolutions) as it shall reasonably request in connection with the Closing.

ARTICLE VII
INDEMNIFICATION
     7.1 Indemnification by the Shareholders with respect to the Company. Except as otherwise set forth in this Article VII, each of the Shareholders shall, jointly and severally, indemnify Parent and Merger Sub in respect of, and hold them harmless against and any and all Damages incurred or suffered by the Surviving Corporation, Parent, Merger Sub or any Affiliate thereof resulting from, relating to or constituting the matters set forth in the subsections of this Section 7.1. In addition to the foregoing, and not by way of limitation, Merger Sub’s and Parent’s right to indemnification hereunder shall not be affected by any investigation conducted by Merger Sub, Parent or any of their Affiliates.
          (a) Any breach of any representation or warranty of the Company and the Indemnifying Shareholders contained in this Agreement (other than any breach or alleged breach of Section 2.9 which shall be resolved pursuant to Article VIII), the Escrow Agreement or the Company Certificate;
          (b) Any claim by a former shareholder of the Company, or any other Person (other than a Shareholder), seeking to assert, or based upon any of the following with respect to any periods or occurrences prior to the Effective Time: (i) ownership or rights to ownership of any shares of capital stock of the Company which differ from those set forth in the Disclosure Schedule; (ii) any rights of a shareholder (other than the right to receive the Aggregate Transaction Consideration pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the charter or bylaws of the Company (other than indemnification); (iv) any claim that his, her or its shares were wrongfully repurchased by the Company; or (v) any inaccuracy or misstatement in a Payment Information Certificate, with respect or related to any Payment Information.
          (c) Any Third Party Actions concerning matters related to the Company which matter giving rise to the Third Party Action occurred prior to the Closing Date, regardless of when such Third Party Action is filed or otherwise instituted.
          (d) The matters set forth in Item 1 of Section 2.9(s) and Item 1 of Section 2.18 of the Disclosure Schedule.
          (e) To the extent any Damages to which NextGen, Merger Sub or Parent is entitled to indemnification pursuant to this Article VII consist of (i) fees, costs and expenses of NextGen’s, Merger Sub’s, Parent’s, the Company’s or their Affiliate’s outside legal counsel and professional advisors or (ii) amounts paid to a third-party as part of a judgment, settlement or other resolution of a Third Party Action, then in such event NextGen, Merger Sub or Parent shall be entitled to indemnification at the rate of 110% of any such Damages actually incurred by NextGen, Parent, the Company or their Affiliates. To the extent any director or employee of NextGen, Merger Sub, Parent, the Company or their Affiliates (including, but not limited to, individuals that may be Shareholders) spends time managing, negotiating, overseeing, preparing for, defending or otherwise focusing their time on claims or other matters to which NextGen, Merger Sub or Parent is entitled to indemnification pursuant to this Article VII, NextGen, Merger Sub or Parent shall be entitled (in addition to any other indemnification to which it is entitled hereunder) to indemnification for each hour (or six minute intervals of a partial hour) spent by any such director or employee at the rate of 150% of such director’s or employee’s Per Hour Rate.
     7.2 Indemnification by the Shareholders with respect to the Shareholders. Except as otherwise set forth in this Article VII, each of the Shareholders (with respect to himself only) shall indemnify Parent and Merger Sub in respect of, and hold them harmless against any and all Damages incurred or suffered by the Surviving Corporation, Parent, Merger Sub or any Affiliate thereof resulting from, relating to or constituting the matters set forth in the subsections of this Section 7.2. In addition to the foregoing, and not by way of limitation, Merger Sub’s and Parent’s right to indemnification hereunder shall not be affected by any investigation conducted by Merger Sub, Parent or any of their Affiliates.
          (a) Any failure by such Shareholder to perform any covenant or agreement of such Shareholder contained in this Agreement or the Escrow Agreement.
          (b) Any claim by such Shareholder seeking to assert, or based upon any of the following with respect to any periods or occurrences prior to the Effective Time: (i) ownership or rights to ownership of any shares of capital stock of the Company which differ from those set forth in the Disclosure Schedule; (ii) any rights of a shareholder (other than the rights of the Shareholders pursuant to this Agreement), including any option, preemptive rights or rights to notice or to vote; (iii) any rights under the charter or bylaws of the Company (other than indemnification); or (iv) any claim that his shares were wrongfully repurchased by the Company.
     7.3 Indemnification by Merger Sub and Parent. Merger Sub and Parent shall, jointly and severally, indemnify the Shareholders in respect of, and hold them harmless against, any and all Damages incurred or suffered by the Shareholders resulting from, relating to or constituting:
          (a) any breach of any representation or warranty of Merger Sub or Parent contained in this Agreement, the Escrow Agreement or the Parent Certificate; or
          (b) any failure to perform any covenant or agreement of Merger Sub or Parent contained in this Agreement or the Escrow Agreement.
     7.4 Indemnification Claims.
          (a) Notice of Third Party Actions. An Indemnified Party shall give written notification to the Indemnifying Party of the commencement of any Third Party Action. Such notification shall be given within twenty (20) days after receipt by the Indemnified Party of notice of such Third Party Action, and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such Third Party Action and the amount of the claimed Damages; provided, however, that no delay or failure on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability or obligation hereunder except to the extent of any damage or liability caused by or arising out of such failure.

          (b) Indemnification by the Shareholders of Third Party Actions. The obligations and liabilities of the Shareholders with respect to a Third Party Action for which Merger Sub or Parent is entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions. Merger Sub or Parent will have the right (including the selection of counsel reasonably acceptable to the Shareholder Representative) to defend against, direct the defense of, or settle any such Third Party Action and any related Legal Proceeding, but the Shareholders must reasonably cooperate in the defense thereof. In connection therewith, each of Merger Sub and Parent agrees (i) to keep the Shareholder Representative reasonably informed of its defense and resolution of the Third Party Action, (ii) to report to the Shareholder Representative in writing, at least quarterly, as to the amount of Damages (including attorneys’ fees and expenses) incurred as of the date of such report, and (iii) that it will make reasonable judgments with respect to incurring costs and expenses (including the selection of outside counsel) in a similar manner and based on similar factors as it does for similar third party claims for which it has no claim against the Shareholders for indemnification. No compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by Merger Sub or Parent without the written consent of the Shareholder Representative (which consent will not be unreasonably withheld or delayed), unless Parent has waived any right to indemnification therefor by the Shareholders. So long as Merger Sub or Parent is conducting the defense of the Third Party Action, the Shareholder Representative may retain separate co-counsel at the Shareholders’ sole cost and expense and participate in the defense of the Third Party Action.
          (c) Indemnification by Parent and Merger Sub of Third Party Actions. The obligations and liabilities of Merger Sub and Parent hereunder with respect to a Third Party Action for which the Shareholders are entitled to indemnification pursuant to this Article VII will be subject to the following terms and conditions.
               (i) Merger Sub or Parent will have the right, but not the obligation, to defend against and to direct the defense of any such Third Party Action and any related Legal Proceeding at Merger Sub’s or Parent’s sole cost and expense and with counsel of Merger Sub’s or Parent’s choosing (subject to the approval of the Shareholder Representative, which will not be unreasonably withheld or delayed) and the Shareholder Representative will reasonably cooperate in the defense thereof; provided, however, that the assumption by Parent or Merger Sub of the defense of any such Third Party Action shall constitute an acknowledgement, without reservation, of Parent’s and Merger Sub’s obligation to indemnify and defend the Shareholders with respect to such Third Party Action. The Shareholder Representative may participate in such defense with counsel of their own choosing, provided that Merger Sub or Parent will not, following written notice of its election to defend against and direct the defense of any such Third Party Action and so long as Parent or Merger Sub is defending against such Third Party Action in good faith, be liable to the Shareholders under this Article VII for any fees of other counsel or any other expenses with respect to the defense of such Legal Proceeding incurred by the Shareholders in connection with the defense of such Legal Proceeding unless Parent, Merger Sub or any of their Affiliates are also a party to such Third Party Action and the Shareholder Representative determines in good faith that Shareholders have available to them one or more defenses or counterclaims that are inconsistent with those of Merger Sub or Parent. If Merger Sub or Parent assumes the defense of a Third Party Action, no compromise, discharge or settlement of, or admission of liability in connection with, such claims may be effected by

Merger Sub or Parent without the written consent of the Shareholder Representative (which consent will not be unreasonably withheld or delayed) unless (x) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the Shareholders, and (y) the sole relief provided is monetary damages that are paid in full by Merger Sub or Parent. If Parent or Merger Sub has assumed the defense of a Third Party Claim and is defending it in good faith, neither Merger Sub nor Parent will have any liability with respect to any compromise or settlement of such claims effected without its written consent (which consent will not be unreasonably withheld or delayed).
               (ii) Notwithstanding the provisions of Section 7.3(c)(i), if Merger Sub and Parent fail or refuse to undertake the defense of such Third Party Action within fourteen (14) days after delivery of written notification to Parent of the commencement of such Third Party Action or if Merger Sub or Parent later withdraws from such defense, the Shareholder Representative will have the right to undertake the defense of such claim with counsel of its own choosing, with Parent and Merger Sub responsible for the costs and expenses of such defense and bound by any determination made in such Third Party Action or any compromise or settlement effected by the Shareholders.
          (d) In order to seek indemnification under this Article VII, an Indemnified Party shall deliver a Claim Notice to the Indemnifying Party. If the Indemnified Party is Parent and is seeking to enforce such claim pursuant to the Escrow Agreement, the Indemnifying Party shall deliver a copy of the Claim Notice to the Escrow Agent.
          (e) Within twenty (20) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a Response, in which the Indemnifying Party shall: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Claimed Amount, by check or by wire transfer, provided that if the Indemnified Party is Parent, Merger Sub or any of their Affiliates, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to release to Parent for cancellation a number of Escrowed Shares equal in value to the Claimed Amount (valuing the Escrowed Shares for such purpose in the manner set forth in the Escrow Agreement) or, if less, the number of Escrowed Shares remaining in the Escrow Fund); (ii) agree that the Indemnified Party is entitled to receive the Agreed Amount (in which case the Response shall be accompanied by a payment by the Indemnifying Party to the Indemnified Party of the Agreed Amount, by check or by wire transfer, provided that if the Indemnified Party is Parent, Merger Sub or any of their Affiliates, the Indemnifying Party and the Indemnified Party shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by both parties instructing the Escrow Agent to release to Parent for cancellation a number of Escrowed Shares equal in value to the Agreed Amount (valuing the Escrowed Shares for such purpose in the manner set forth in the Escrow Agreement) or, if less, the number of Escrowed Shares remaining in the Escrow Fund); or (iii) dispute that the Indemnified Party is entitled to receive any of the Claimed Amount.
          (f) During the 30-day period following the delivery of a Response that reflects a Dispute, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve the Dispute. If the Dispute is not resolved within such 30-day period, such Dispute shall be resolved in a court of competent jurisdiction. If the Indemnified Party is Parent, Merger Sub or any of the Affiliates, the Indemnifying Party shall deliver to the Escrow Agent, promptly following resolution of the Dispute (whether by mutual agreement, judicial decision or otherwise), a written notice executed by both parties instructing the Escrow Agent as to what (if any) portion of the Escrowed Shares shall be released to Parent and/or the Shareholders (which notice shall be consistent with the terms of the resolution of the Dispute).
     7.5 Survival of Representations and Warranties. All representations and warranties that are covered by the indemnification agreements in Section 7.1(a) and Section 7.3(a) shall (a) survive the Closing and (b) shall expire on the date which is twenty-four (24) months following the Closing Date except for those representations and warranties concerning Capitalization (Section 2.2), Taxes (Section 2.9), Employee Benefits (Section 2.21) and Environmental (Section 2.22), the Shareholder Fundamental Representations, Organization and Corporate Power (Section 4.1), Valid Issuance of Shares (Section 4.6), Tax-Free Reorganization (Section 4.9), and SEC and Exchange Compliance (Section 4.10), which shall be for their respective statutes of limitations. If an Indemnified Party delivers to an Indemnifying Party, before expiration of a representation or warranty, either a Claim Notice based upon a breach of such representation or warranty, or an Expected Claim Notice based upon a breach of such representation or warranty, then the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice. If the Legal Proceeding or written claim with respect to which an Expected Claim Notice has been given is definitively withdrawn or resolved, the Indemnified Party shall promptly so notify the Indemnifying Party and if the Indemnified Party has delivered a copy of the Expected Claim Notice to the Escrow Agent with respect to such Expected Claim Notice, the Indemnifying Party and the Indemnified Party shall promptly deliver to the Escrow Agent a written notice executed by both parties instructing the Escrow Agent to release such retained Escrowed Shares in accordance with the resolution of such matter pursuant to the terms of the Escrow Agreement.
     7.6 Treatment of Indemnity Payments. Any payments made to an Indemnified Party pursuant to this Article VII shall be treated as an adjustment to the Aggregate Transaction Consideration for Tax purposes.
     7.7 Limitations.
          (a) Anything herein to the contrary notwithstanding, the indemnification rights set forth in this Article VII and Article VIII shall be Parent’s, Merger Sub’s and their respective Affiliates’ sole and exclusive remedy against the Shareholders for any claim, demand, cause of action or Damages arising out of or related to this Agreement or the transactions contemplated hereby; provided that nothing contained in this Agreement shall limit or impair any right that any Party may have to sue and obtain equitable relief, including specific performance and other injunctive relief, for the breach of Sections 5.2, 5.3, 5.4 or 5.5 or any right or remedy that any Party may have on account of fraud.
          (b) Parent, Merger Sub and their respective Affiliates cannot make any claim for indemnity under this Article VII unless the aggregate of all claims for Damages exceeds one hundred thousand dollars ($100,000), at which time claims may be made only for the amount of such Damages in excess of $100,000; provided, however, that such limitation shall not apply to the Shareholder Fundamental Representations or the Fundamental Representations.
          (c) Notwithstanding any other provision herein, to the extent that any indemnifiable Damages are satisfied pursuant to Section 1.6, Article VII or Article VIII, the amount of such satisfied Damages shall not be deducted from the EBITDA of the Surviving Corporation for purposes of determining the Earnout Payments.
          (d) In determining the amount of any indemnification obligations under this Article VII, the amount of any obligation for which indemnification may be claimed by any Indemnified Party shall be reduced by any insurance proceeds received by the Indemnified Party (or by any Affiliate of the Indemnified Party) with respect to the matter that is the subject of the indemnified claim. Each Indemnified Party (on behalf of itself and its Affiliates) agrees to make good faith, commercially reasonably efforts to obtain all such insurance proceeds available to it; provided, however, that no claim for indemnification shall be conditioned upon the final resolution of such insurance claim — the proceeds of such claim to be paid back to the Indemnifying Party if collected after the payment by the Indemnifying Party to the Indemnified Party concerning such claim.
          (e) Notwithstanding anything to the contrary contained in this Agreement, no claim for indemnity under this Agreement may be made to the extent such claim relates to amounts that are accrued for as current liabilities on the Final Balance Sheet as determined by the parties pursuant to Section 1.6.
          (f) Anything herein to the contrary notwithstanding, (i) the aggregate, maximum liability of the Shareholders for all Damages based on this Agreement or the transactions contemplated hereby (excluding those based on the Fundamental Representations, the Shareholder Fundamental Representations or fraud) shall be forty percent (40%) of the Aggregate Transaction Consideration received by the Shareholders and (ii) the aggregate, maximum liability of any one Shareholder for all Damages based on this Agreement or the transactions contemplated hereby (excluding fraud) shall be limited to the actual Aggregate Transaction Consideration received by such Shareholder.
          (g) Anything herein to the contrary notwithstanding, Parent, Merger Sub and their respective Affiliates shall not be entitled to recover any funds or property from any Shareholder in respect of the Shareholders’ obligations under this Article VII or Article VIII, unless and until all of the Escrowed Shares have been forfeited to Parent pursuant to the terms of the Escrow Agreement.
     7.8 Right of Setoff. Upon notice to Shareholder Representative specifying in reasonable detail the basis therefor, if all of the Escrowed Shares have been disbursed to Parent pursuant to the terms of the Escrow Agreement, Parent may set off any amount to which it determines in good faith it is entitled under this Article VII or Article VIII against any amounts owed to the Shareholders pursuant to this Agreement (including the Earnout Payments, if and when due). The exercise of such right of setoff by Parent in good faith, whether or not ultimately determined to be justified, will not constitute a breach of this Agreement. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Parent in any manner in the enforcement of any other remedies that may be available to it.
ARTICLE VIII
TAX MATTERS
     8.1 Tax Indemnification. Shareholders, jointly and severally, shall indemnify and hold harmless Parent, Merger Sub and the Company, and any successors thereto or Affiliates thereof in respect of and against Damages resulting from, relating to, or constituting (x) a breach of any representation contained in Section 2.9, (y) the failure to perform any covenant or agreement set forth in this Article VIII, and (z) without duplication, the following Taxes (except to the extent they are accrued for on the Final Balance Sheet):
          (a) Any Taxes for any Taxable period ending on or before the Closing Date due and payable by the Company;
          (b) Any Taxes for any Taxable period ending on or before the Closing Date for which the Company has any liability as a transferee or successor, or pursuant to any contractual obligation or otherwise; and
          (c) Any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other non-income Taxes and administrative fees (including, without limitation, notary fees) arising in connection with the consummation of the series of transactions contemplated by this Agreement whether levied on Parent, Merger Sub, the Company or any of the Shareholders.
     8.2 Preparation and Filing of Tax Returns; Payment of Taxes.
          (a) Parent shall prepare and timely file or shall cause to be prepared and timely filed all Tax Returns for the Company that are required to be filed (taking into account extensions) after the Closing Date; provided, that Parent shall provide any such Tax Return that applies to a Taxable period that began prior to the Closing Date to the Shareholder Representative for his review and comment prior to filing. Parent shall make or cause to be made all payments required with respect to any such Tax Returns.
          (b) Any Tax Return to be prepared and filed for Taxable periods beginning before the Closing Date shall be prepared on a basis consistent with the last previous similar Tax Return to the extent permitted under applicable law.
          (c) The Shareholders shall be entitled to any Tax refund not reflected on the Final Balance Sheet that is attributable to any Taxable period ending on or prior to the Closing Date.
     8.3 Audits, Assessments, Etc. Whenever any taxing authority sends a notice of an audit, initiates an examination of the Company, or otherwise asserts a claim, makes an assessment, or disputes the amount of Taxes for which the Shareholders are or may be liable under this Agreement, Parent shall promptly inform the Shareholder Representative. The failure of Parent to notify the Shareholder Representative promptly shall not relieve the Shareholders of any obligations under this Agreement except to the extent such failure materially prejudices the Shareholders. Parent shall have the exclusive right to control any resulting proceedings. The Shareholder Representative shall have the right to participate at the Shareholders’ expense, in such proceeding, or portion thereof, only to the extent such proceeding, or portion thereof, or determination, or portion thereof, affects the amount of Taxes for which the Shareholders are liable under this Agreement, and Parent may settle any such proceeding or determination, or portion thereof, to the extent such proceeding or determination affects the amount of Taxes for which the Shareholders are liable under this Agreement only with the prior written consent of the Shareholder Representative, which consent shall not be unreasonably withheld.
     8.4 Termination of Tax Sharing Agreements. All Tax sharing, Tax indemnity or Tax distribution agreements or similar arrangements with respect to or involving the Company shall be terminated prior to the Closing Date and, after the Closing Date, Parent, the Surviving Corporation their Affiliates shall not be bound thereby or have any liability thereunder for amounts due in respect of periods ending on or before the Closing Date.
     8.5 Indemnification Claims.
          (a) Scope of Article VIII. Any claim by any Party relating to a breach by another Party of its obligations under this Article VIII shall be pursued in accordance with the procedures for indemnification claims set forth in this Article VIII, and shall not otherwise be subject to the terms and conditions set forth in Article VII. To the extent there is any inconsistency between the terms of Article VII and this Article VIII with respect to the allocation of responsibility between the Company, the Shareholders and Parent for Taxes relating to the business of the Company, the provisions of this Article VIII shall govern.
          (b) Claim Procedure. For purposes of clarification, (i) claims for a breach of an obligation under this Article VIII may be made by a Party at any time prior to the thirtieth (30th) day after the expiration of the statute of limitations applicable to the Tax matter to which the claim relates, (ii) in order to seek indemnification under this Article VIII, Parent shall deliver a Claim Notice to the Shareholder Representative and the Escrow Agent in the form prescribed by the Escrow Agreement, (iii) upon delivery of any Claim Notice hereunder, the applicable representation or warranty shall survive until, but only to the extent of, and for purposes of the resolution of, the specific matter covered by such notice, and (iv) within twenty (20) days after delivery of a Claim Notice, the Shareholder Representative shall deliver to Parent a Response in which the Shareholder Representative shall: (1) agree that Parent is entitled to receive all of the Claimed Amount (in which case the Shareholder Representative and Parent shall deliver to the Escrow Agent, within three days following the delivery of the Response, a written notice executed by the Shareholder Representative and Parent instructing the Escrow Agent to release to Parent for cancellation a number of Escrowed Shares equal in value to the Claimed Amount (valuing the Escrowed Shares for such purpose in the manner set forth in the Escrow Agreement) or, if less, the number of Escrowed Shares remaining in the Escrow Fund; (2) agree that Parent is entitled to receive the Agreed Amount (in which case the Shareholder Representative and Parent shall deliver to the Escrow Agent, within three (3) days following the delivery of the Response, a written notice executed by the Shareholder Representative and Parent instructing the Escrow Agent to release to Parent for cancellation a number of Escrowed Shares equal in value to the Agreed Amount (valuing the Escrowed Shares for such purpose in the manner set forth in the

Escrow Agreement) or, if less, the number of Escrowed Shares remaining in the Escrow Fund; or (3) dispute that Parent is entitled to receive any of the Claimed Amount.
     8.6 Dispute Resolution. During the thirty (30) day period following the delivery of a Response that reflects a Dispute, Parent and the Shareholder Representative shall attempt in good faith to resolve the Dispute. If, at the end of the thirty (30) day period, Parent and the Shareholder Representative have not resolved such Dispute, Parent and the Shareholder Representative shall refer the Dispute for determination to the Accountants who shall act as experts, not as arbitrators, and the parties will be reasonably available and work diligently to facilitate the Accountants to render a determination within a twenty (20) day period immediately following the referral to them. A determination by the Accountants with respect to any item of Dispute submitted to them will be binding on Parent and the Shareholders. The fees and expenses of the Accountants shall be borne equally by the Shareholders on the one hand and Parent on the other hand.
     8.7 Limitations. The Shareholders shall have no right of contribution against the Company with respect to any breach by the Company of any of its representations, warranties, covenants or agreements. Any payments made to Parent pursuant to this Article VIII shall be treated as an adjustment to the Aggregate Transaction Consideration for Tax purposes.
ARTICLE IX
DEFINITIONS
     For purposes of this Agreement, each of the following terms shall have the meaning set forth below.
     “Accountants” shall have the meaning set forth in Section 1.6(c)(iii) of this Agreement.
     “Accounting Policies” shall mean the cost accounting policies set forth in Exhibit D attached hereto.
     “Accounts Receivable” shall mean each and all accounts receivable of the Company reflected on the Most Recent Balance Sheet (other than those paid since such date).
     “Affiliate” shall mean any affiliate, as defined in Rule 12b-2 under the Exchange Act.
     “Aggregate Transaction Consideration” shall mean the sum of (a) the Closing Amount, (b) if the Closing Amount Adjustment is payable to the Shareholders in accordance with Section 1.6, plus such amount, or, if the Closing Amount Adjustment is payable to Parent in accordance with Section 1.6, minus such amount, plus (c) the Earnout Payments, if any.
     “Agreed Amount” shall mean part, but not all, of the Claimed Amount.
     “Agreement” shall have the meaning set forth in the first paragraph of this Agreement.
     “ARRA” shall mean the American Recovery and Reinvestment Act of 2009, as it may be amended from time to time, and any rules or regulations promulgated pursuant thereto.

     “Business” shall mean the provision of web-based applications to hospital systems, physician group practices and reference laboratories, consisting of clinical documentation, order management, clinical data repository, physician web access, and laboratory data management.
     “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of Austin, Texas are required or authorized by law to be closed.
     “Cash Advance” shall mean the $498,566.96 payment made by the Company to the Option Holders in connection with the termination of their Options (not taking into account any required withholding).
     “CCHIT” means the Certification Commission for Health Information Technology.
     “Certificate of Merger” shall mean the certificate of merger or other appropriate documents prepared and executed in accordance with Section 10.151 of the TBOC in form and substance reasonably satisfactory to the Parties.
     ***
     “CERCLA” shall mean the federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “Change of Control” shall have the meaning set forth in Section 1.8(h).
     “Claim Notice” shall mean written notification which contains (i) a description of the Damages incurred or reasonably expected to be incurred by the Indemnified Party and the Claimed Amount of such Damages, to the extent then known, (ii) a statement that the Indemnified Party is entitled to indemnification under Article VII or Article VIII for such Damages and a reasonable explanation of the basis therefor, and (iii) a demand for payment in the amount of such Damages.
     “Claimed Amount” shall mean the amount of any Damages incurred or reasonably expected to be incurred by the Indemnified Party.
     “Closing” shall mean the closing of the series of transactions contemplated by this Agreement.
     “Closing Amount” shall mean Twelve Million Dollars ($12,000,000), as adjusted pursuant to Section 1.6.
     “Closing Amount Adjustment” shall have the meaning set forth in Section 1.6(b).
     “Closing Consideration Per Share” shall be equal to the Net Closing Amount divided by the total number of Company Shares issued and outstanding immediately prior to the Effective Time.

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     “Closing Date” shall mean the date on which the Closing occurs.
     “Closing Date Working Capital” shall mean, as of the Closing Date and giving effect to consummation of the Merger, the sum of the Company’s total current assets minus total current liabilities (other than deferred revenue and vacation time accruals), determined in accordance with GAAP consistently applied. For the avoidance of doubt, unbilled accounts receivable, deferred revenue, vacation time accruals, deferred taxes and similar non-cash balance sheet items will not be included in determining Closing Date Working Capital. By way of example only, attached as Exhibit E is a sample calculation of Closing Date Working Capital as if the Closing had occurred on January 31, 2010.
     “COBRA” shall have the meaning set forth in Section 2.21(f).
     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Company” shall have the meaning set forth in the first paragraph of this Agreement.
     “Company Certificate” shall mean a certificate to the effect that each of the conditions specified in subsections (a), (b), (c) and (d) of Section 6.1 of this Agreement is satisfied in all respects.
     “Company Intellectual Property” shall mean the Intellectual Property owned by the Company and used in connection with the Business.
     “Company Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, (i) the business, assets, liabilities, capitalization, prospects, condition (financial or other), or results of operations of the Company, or (ii) the ability of Parent to operate the business of the Company in the manner in which it is conducted at the time of the Closing. For the avoidance of doubt, the parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Company Material Adverse Effect.
     “Company Plan” shall mean any Employee Benefit Plan maintained, or contributed to, by the Company or any ERISA Affiliate.
     “Company Shares” shall mean the shares of common stock, $0.01 par value per share, of the Company.
     “Company Transaction Expenses” shall mean all costs and expenses (including legal, investment banking and accounting fees and expenses) incurred by the Company or the Shareholders in connection with the preparation and negotiation of this Agreement and the transactions contemplated hereby.
     “Customer Deliverables” shall mean the services that the Company (i) currently provides, or (ii) has provided within the previous five years.

     “Damages” shall mean any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation).
     “Data” shall have the meaning set forth in Section 2.13(k).
     “Data Rights” means all data, compilations of data and databases (in all forms and in all media), and all database rights therein.
     “Debt” shall mean the sum of (a) all obligations of the Company for borrowed money, or with respect to deposits or advances of any kind to the Company, (b) all obligations of the Company evidenced by bonds, debentures, notes, or similar instruments, (c) all obligations of the Company upon which interest charges are customarily paid, other than credit card obligations reflected in accounts payable, (d) all obligations of the Company under conditional sale or other title retention agreements relating to property purchased by the Company, (e) all obligations of the Company issued or assumed as the deferred purchase price of property or services (excluding obligations of the Company or creditors for raw materials, inventory, services and supplies incurred in the Ordinary Course of Business), (f) all obligations of others secured by any lien on property or assets owned or acquired by the Company other than true leases or capitalized leases, whether or not the obligations secured thereby have been assumed, (g) all obligations of the Company under interest rate or currency hedging transactions (valued at the termination value thereof), and (h) all letters of credit issued for the account of the Company. For the purposes of clarification, Debt does not include accounts payable or other liabilities to the extent taken into account in calculating Closing Date Working Capital as contemplated under Section 1.6 of this Agreement.
     “Disclosure Schedule” shall mean the disclosure schedule provided by the Company to Parent on the date hereof.
     “Dispute” shall mean the dispute resulting if the Indemnifying Party in a Response disputes its liability for all or part of the Claimed Amount.
     “Dissenting Shares” shall mean Company Shares held as of the Effective Time by a Shareholder who has not voted such Company Shares in favor of the adoption of this Agreement and with respect to which such Shareholder shall be entitled to dissent and appraisal in accordance with Section 10.356 of the TBOC following the Effective Time.
     “Earnout Certificate” shall have the meaning set forth in Section 1.8(g).
     “Earnout Payment” shall have the meaning set forth in Section 1.8(e).
     “Earnout Period” shall have the meaning set forth in Section 1.8(b).

     “EBITDA” means earnings of the Surviving Corporation from operations before interest, taxes, depreciation and amortization, determined in accordance with the Accounting Policies and, to the extent not inconsistent therewith, GAAP.
     “EBITDA Payments” shall have the meaning set forth in Section 1.8(b)(ii).
     “Effective Time” shall mean the time at which the Surviving Corporation files the Certificate of Merger with the Texas Secretary of State.
     “Employee Benefit Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(3) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA), and any other written or oral plan, agreement or arrangement involving direct or indirect compensation, including insurance coverage, severance benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation.
     “Environmental Claim” means a claim or demand by, or notice from, a third party, including any Governmental Entity, seeking a remedy or alleging liability or responsibility for or with respect to any Materials of Environmental Concern or violation of or liability under Environmental Law or Environmental Permits, whether due to negligence, strict liability or otherwise. The term includes administrative investigations, hearings and proceedings, court actions, orders, notices of violation, notice of potential responsibility, claims, actions, demands and notices by third parties for or with respect to bodily injury, environmental property damage, cleanup, cleanup costs and violations of Environmental Laws.
     “Environmental Law” shall mean any federal, state or local law, statute, rule, order, directive, judgment, Permit or regulation or the common law relating to the environment, occupational health and safety, or exposure of persons or property to Materials of Environmental Concern, including any statute, regulation, administrative decision or order pertaining to: (i) the presence of or the treatment, storage, disposal, generation, transportation, handling, distribution, manufacture, processing, use, import, export, labeling, recycling, registration, investigation or remediation of Materials of Environmental Concern or documentation related to the foregoing; (ii) air, water and noise pollution; (iii) groundwater and soil contamination; (iv) the release, threatened release, or accidental release into the environment, the workplace or other areas of Materials of Environmental Concern, including emissions, discharges, injections, spills, escapes or dumping of Materials of Environmental Concern; (v) transfer of interests in or control of real property which may be contaminated; (vi) community or worker right-to-know disclosures with respect to Materials of Environmental Concern; (vii) the protection of wild life, marine life and wetlands, and endangered and threatened species; (viii) storage tanks, vessels, containers, abandoned or discarded barrels and other closed receptacles; and (ix) health and safety of employees and other persons. As used above, the term “release” shall have the meaning set forth in CERCLA.
     “Environmental Permits” shall mean all permits, approvals, identification numbers, licenses and other authorizations required under or issued pursuant to any applicable Environmental Law.

     “Equity Interest” means (i) with respect to a corporation, any and all shares of capital stock and any option, warrant, convertible security, subscription right, conversion right, exchange right or other agreement that could require a Person to issue any of its capital stock or sell any capital stock (“Commitments”) with respect thereto, (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership/limited liability company interests, and any Commitments with respect thereto, and (iii) any other equity ownership, participation or security in a Person.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” shall mean any entity which is, or at any applicable time was, a member of (1) a controlled group of corporations (as defined in Section 414(b) of the Code), (2) a group of trades or businesses under common control (as defined in Section 414(c) of the Code), or (3) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company.
     “Escrow Agreement” shall mean an escrow agreement a form mutually acceptable to Parent and the Company.
     “Escrow Agent” shall mean the escrow agent under the Escrow Agreement, which shall initially be US Bank, Los Angeles, California.
     “Escrow Fund” shall mean the fund of Escrowed Shares established pursuant to the Escrow Agreement.
     “Escrow Termination Date” shall have the meaning set forth in Section 1.9(b).
     “Escrowed Shares” shall have the meaning set forth in Section 1.9(a).
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Expected Claim Notice” shall mean a notice that, as a result of a Legal Proceeding instituted by or written claim made by a third party, an Indemnified Party reasonably expects to incur Damages for which it is entitled to indemnification under Article VII.
     “Final Balance Sheet” shall have the meaning set forth in Section 1.6(c)(i).
     “Financial Statements” shall mean:
          (a) the balance sheet and statement of income, change in shareholders’ equity and cash flows of the Company as of December 31, 2008, and for the fiscal year then ended, which shall be audited by Lockart, Atchley & Associates, L.L.C., as the Company’s independent auditing firm; and
          (b) the unaudited balance sheets and unaudited statements of income, changes in shareholders’ equity and cash flows of the Company for the twelve (12) months ended as of December 31, 2009; and

          (c) the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.
     “Final Closing Consideration” shall mean (a) the Net Closing Amount plus (b) the $2,500,000 of Initial Escrowed Shares (c)(1) plus the Closing Amount Adjustment (if the Closing Amount Adjustment increases the Closing Amount) or (2) minus the Closing Amount Adjustment (if the Closing Amount Adjustment decreases the Closing Amount).
     “First Earnout Period” shall have the meaning set forth in Section 1.8(a).
     “First EBITDA Payment” shall have the meaning set forth in Section 1.8(a)(ii).
     “Fundamental Representations” shall mean Capitalization (Section 2.2), Authorization (Section 2.3), Taxes (Section 2.9), Intellectual Property (Section 2.13), Litigation (Section 2.18), Employee Benefits (Section 2.21), and Environmental (Section 2.22).
     “GAAP” shall mean generally accepted accounting principles in the United States of America applied on a consistent basis.
     “Governmental Entity” shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.
     “Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.
     “Hazardous Materials” shall mean (a) petroleum and petroleum products, radioactive materials, asbestos-containing materials, mold, urea formaldehyde foam insulation, transformers or other equipment that contain polychlorinated biphenyls and radon gas, (b) any other chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous wastes”, “restricted hazardous wastes”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any applicable Environmental Law, and (c) any other chemical, material or substance which is regulated by any Environmental Law.
     “Healthcare Laws” shall have the meaning set forth in Section 2.29(a).
     “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as it may be amended from time to time, and any rules or regulations promulgated pursuant thereto.
     “HIPAA Commitments” shall have the meaning set forth in Section 2.23(b).
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     “Incremental Transaction Expenses” shall mean all amounts already paid or due to paid to Healthcare Growth Partners, LLC pursuant to Section 1.8(f)(iv).
     “Indemnification Payment” shall mean amounts paid by the Shareholders to Parent, Merger Sub or any of their Affiliates pursuant to Section 7.1 or Article VIII (including any Escrowed Shares surrendered by the Shareholders, valuing such Escrowed Shares for this purpose in the manner set forth in the Escrow Agreement).
     “Indemnified Party” shall mean a party entitled, or seeking to assert rights, to indemnification under Article VII or Article VIII.
     “Indemnifying Party” shall mean the party from whom indemnification is sought by the Indemnified Party.
     “Indemnifying Shareholders” shall mean Fred E. Beck and Tim Rhoads.
     “Initial Escrowed Shares” shall have the meaning set forth in Section 1.9(a).
     ***
     “Intellectual Property” shall mean all:
          (a) patents, patent applications, patent disclosures and all related continuation, continuation-in-part, divisional, reissue, reexamination, utility model, certificate of invention and design patents, patent applications, registrations and applications for registrations;
          (b) trademarks, service marks, trade dress, Internet domain names, logos, trade names and corporate names and registrations and applications for registration thereof;
          (c) copyrightable works, copyrights and registrations and applications for registration thereof;
          (d) copyright, confidential information and trade secrets embodied in computer software and documentation;
          (e) inventions, trade secrets and confidential business information, whether patentable or nonpatentable and whether or not reduced to practice, know-how, manufacturing and product processes and techniques, research and development information, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information;
          (f) all data, compilations of data and databases (in all forms and in all media), and all database rights therein; and

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          (g) other proprietary rights relating to any of the foregoing (including remedies against infringements thereof and rights of protection of interest therein under the laws of all jurisdictions).
     “Internal Systems” shall mean the internal computer systems of the Company that are used in its and in connection with business or operations, including computer hardware systems, software applications and embedded systems.
     “Key Employees” shall mean Fred E. Beck, Nathan Read, Tim Rhoads, Adrienne Beveridge, Tanya Thompson, Brian Carlson and Tony Forma.
     “Knowledge” of the Company shall mean the knowledge of Fred Beck, Tim Rhoads and/or Nathan Read. “Knowledge” of Parent shall mean the knowledge of the officers of Parent. An individual will be deemed to have “knowledge” of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter; or (b) such individual reasonably would be expected to discover or otherwise become aware of such fact or other matter if such individual had undertaken a reasonable review of the Company’s or Parent’s (as applicable) books and records or made inquiry of the Company’s or Parent’s (as applicable) employees or agents that would reasonably be expected to have knowledge of such matter.
     “Law” means any federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, order, requirement or rule of law (including common law).
     “Lease” shall mean any lease or sublease pursuant to which the Company leases or subleases from another party any real property.
     “Leased Real Property” means the real property leased by the Company as tenant, together with, to the extent leased by the Company, all buildings and other structures, facilities or improvements currently located thereon, all fixtures, systems, equipment and items of personal property of the Company attached or appurtenant thereto and all easements, licenses, rights and appurtenances relating to the foregoing.
     “Legal Proceeding” shall mean any action, suit, proceeding, claim, arbitration or investigation before any Governmental Entity or before any arbitrator or mediator.
     “Material Contract” shall have the meaning set forth in Section 2.14(a).
     “Materials of Environmental Concern” shall mean any: pollutants, contaminants or hazardous substances (as such terms are defined under CERCLA), pesticides (as such term is defined under the Federal Insecticide, Fungicide and Rodenticide Act), solid wastes and hazardous wastes (as such terms are defined under the Resource Conservation and Recovery Act), chemicals, other hazardous, radioactive or toxic materials, oil, petroleum and petroleum products (and fractions thereof), or any other material (or article containing such material) listed or subject to regulation under any law, statute, rule, regulation, order, Permit, or directive due to its potential, directly or indirectly, to harm the environment or the health of humans or other living beings.

     “Merger” shall mean the merger of Merger Sub with and into the Company in accordance with the terms of this Agreement.
     “Merger Sub” shall have the meaning set forth in the first paragraph of this Agreement.
     “Most Recent Balance Sheet” shall mean the unaudited balance sheet of the Company as of the Most Recent Balance Sheet Date.
     “Most Recent Balance Sheet Date” shall mean December 31, 2009.
     “NASDAQ” shall mean the National Association of Securities and Dealers Automated Quotation Stock Market.
     “Net Closing Amount” shall mean the Closing Amount, less the $2,500,000 of Initial Escrowed Shares, and less the amount of Company Transaction Expenses paid by Parent on behalf of the Company and the Shareholders at Closing.
     “NextGen” shall have the meaning set forth in Section 5.3.
     “Non-Solicitation Area” shall have the meaning set forth in Section 5.5.
     “Option” shall mean each option to purchase or acquire Company Shares under the Option Plan.
     “Option Holder” shall have the meaning set forth in Section 1.8(f).
     “Option Holder Threshold” shall mean $17,458,234.65.
     “Option Plan” shall mean the Opus Healthcare Solutions, Inc. 2009 Stock Incentive Plan.
     “Opus Business” shall mean the Business, as it is conducted by the Surviving Corporation or any successor thereto after Closing.
     “Opus Products” means the products and services for which the Business receives full revenue credit under this Agreement, including all products and services offered or under development by the Company immediately prior to Closing, all successors to such products, and all clinical products and services developed by the Surviving Corporation, Parent, NextGen or any their Affiliates after Closing for inpatient hospitals and reference laboratories; provided, however, that “Opus Products” shall not include NextGen’s HIE product (NextGen CHS), existing NextGen interfaces to hospital systems and reference laboratories, or services performed by NextGen related to these existing products.
     “Ordinary Course of Business” shall mean the ordinary course of business consistent with recent past custom and practice (within the past 24 months) (including with respect to frequency and amount).

     “Ownership Percentage” shall mean for each Shareholder: the number of Company Shares owned by such Shareholder divided by the total number of issued and outstanding Company Shares immediately prior to the Effective Time.
     “Parent” shall have the meaning set forth in the first paragraph of this Agreement.
     “Parent SEC Filings” shall have the meaning set forth in Section 4.10(a).
     “Parent Certificate” shall mean a certificate to the effect that each of the conditions specified in subsections (a), (b) and (c) of Section 6.2 is satisfied in all respects.
     “Parent Material Adverse Effect” shall mean any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, assets, liabilities, capitalization, condition (financial or other), or results of operations of Parent. For the avoidance of doubt, the Parties agree that the terms “material,” “materially” or “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Parent Material Adverse Effect.
     “Parent Shares” shall mean shares of common stock, par value $0.01 per share, of Parent that are restricted within the meaning of the Securities Act. The Parent Shares issued at Closing and the Parent Shares issued as Earnout Payments for the First Earnout Period shall also include a restriction providing that such shares cannot be sold prior to December 15, 2010 (in the case of the Parent Shares issued at Closing) or prior to December 15, 2011 (in the case of the Parent Shares issued as Earnout Payments for the First Earnout Period). All of such Parent Shares shall contain a legend reflecting such restriction on sale. Any Parent Shares issued as Earnout Payments for the second Earnout Period shall not be subject to any restriction on sale (other than those imposed by securities or other Laws, including but not limited to Rule 144).
     “Parties” or “Party” shall mean individually and collectively (as the case may be) Parent, Merger Sub, the Company, and the Shareholders.
     “Payment Information” shall have the meaning set forth in Section 1.9(d).
     “Payment Information Certificate” shall have the meaning set forth in Section 1.9(d).
     “Per Hour Rate” shall mean a director’s or employee’s (as applicable) annual total compensation (including salary and bonus) divided by 2,000 hours.
     “Permits” shall mean all permits, licenses, registrations, certificates, orders, approvals, franchises, variances and similar rights issued by or obtained from any Governmental Entity (including those issued or required under Environmental Laws and those relating to the occupancy or use of owned or leased real property).
     “Person” shall mean any natural person, corporation, limited liability company, general or limited partnership, proprietorship, other business, non-profit or charitable organization, trust, union, association (whether or not incorporated in any jurisdiction), or any court, arbitration tribunal, administrative agency or commission or other governmental or regulatory authority or agency.

     ***
     “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as open source software or similar licensing or distribution models, including without limitation software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL), (ii) the Artistic License (e.g., PERL), (iii) the Mozilla Public License, (iv) the Netscape Public License, (v) the Sun Community Source License (SCSL), (vi) the Sun Industry Standards License (SISL), (vii) the BSD License, and (viii) the Apache License.
     “Quarterly Customer Survey Results” shall mean the results of customer satisfaction surveys conducted by the Opus Business of all customers other than Universal Health Systems, Inc. each calendar quarter. The survey questions will solicit numerical responses based on a five-point scale (5=Very Satisfied, 4=Satisfied, 3=Neutral, 2=Dissatisfied, 1=Very Dissatisfied). The responses to each question in a particular customer survey will be averaged to arrive at an overall score for that customer, and the overall scores for all customers will be averaged to arrive at the results for the calendar quarter. An example of the survey is set forth in Exhibit F. It is expected that qualitative improvements may be made to this survey to improve customer feedback on products and services.
     “Reasonable Best Efforts” shall mean best efforts, to the extent commercially reasonable.
     “Release” means disposing, discharging, injecting, spilling, leaking, leaching, dumping, emitting, escaping, emptying, seeping, placing, appearing and the like into or upon any land, building, surface, subsurface or water or air or otherwise entering into the environment.
     “Releasees” shall have the meaning set forth in Section 1.12(a) of this Agreement.
     “Requisite Shareholder Approval” shall mean the adoption of this Agreement and the approval of the Merger by a two-thirds vote of all the holders of Company Shares entitled to vote on this Agreement and the Merger as set forth in Section 21.452 of the TBOC.
     “Response” shall mean a written response containing the information provided for in Section 7.4(e).
     “Revenues” means gross revenues of the Opus Business, determined in accordance with the Accounting Policies and, to the extent not inconsistent therewith, GAAP.
     “Revenues Payment” shall have the meaning set forth in Section 1.8(e).
     “Rule 144” shall have the meaning set forth in Section 5.7.
     “Second Earnout Period” shall have the meaning set forth in Section 1.8(b).

***	Portions of this page have been omitted pursuant to a request for confidential treamtent and filed separately with the Securities and Exchange Commission

     “Second EBITDA Payment” shall have the meaning set forth in Section 1.8(b)(ii).
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Security Interest” shall mean any mortgage, pledge, security interest, encumbrance, charge or other lien (whether arising by contract or by operation of law), other than (i) mechanic’s, materialmen’s, and similar liens, (ii) liens arising under worker’s compensation, unemployment insurance, social security, retirement, and similar legislation, (iii) liens for taxes not yet due and payable, and (iv) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business of the Company and not material to the Company.
     “Share Valuation Method” shall mean the valuation of the Parent Shares based upon the average closing price of Parent’s common stock as reported by the NASDAQ Global Select Market (or, if no longer traded on such market, such other market or exchange as Parent’s common stock may then be traded) over the forty-five (45) trading days ending on the close of the trading day immediately prior to the date upon which the Share Valuation Method is conducted; provided, however, that for purposes of valuing Parent Shares to be issued to the Shareholders as Earnout Payments, the value of each Parent Share shall be limited to a maximum of 115% and a minimum of 85% of the value of the average closing price of Parent’s common stock as reported by the NASDAQ Global Select Market over the forty-five (45) trading days ending on the close of the trading day immediately prior to the Closing Date (adjusted as appropriate to take into account the effect of any stock splits, reverse stock splits, stock dividends or other divisions or combinations of Parent Shares after the Closing Date). By way of example only, Exhibit H sets forth possible applications of the limitations contained in the foregoing proviso.
     “Shareholder Fundamental Representations” shall have the meaning set forth in Article III.
     “Shareholder Representative” shall have the meaning set forth in Section 1.13(a).
     “Shareholder Transmittal Letter” shall have the meaning set forth in Section 1.3(b)(i).
     “Shareholders” shall have the meaning set forth in the first paragraph of this Agreement.
     “Significant Person” shall mean a Person listed in Section 2.24 of the Disclosure Schedule.
     “Software Consultants” shall mean one of the following firms selected by the Shareholders Representative by written notice to Parent not more than thirty (30) days after Closing: JHD Group, Hayes Management Consulting, Inc., Deloitte, ECG Management Consultants, Inc., Gartner, Inc. or Coker Group.
     “Strategic Objectives Payments” shall have the meaning set forth in Section 1.8(e).

     “Successor Entity” shall have the meaning set forth in Section 1.8(h).
     “Surviving Corporation” shall mean the Company following the Closing, as the surviving corporation in the Merger.
     “Target Working Capital” shall have the meaning set forth in Section 1.6(a).
     “Taxes” (including with correlative meaning “Tax” and “Taxable”) shall mean (a) any and all taxes, and any and all other charges, fees, levies, duties, deficiencies, customs or other similar assessments or liabilities in the nature of a tax, including without limitation any income, gross receipts, ad valorem, net worth, premium, value-added, alternative or add-on minimum, excise, severance, stamp, occupation, windfall profits, real property, personal property, assets, sales, use, capital stock, capital gains, documentary, recapture, transfer, transfer gains, estimated, withholding, employment, unemployment insurance, unemployment compensation, social security, business license, business organization, environmental, workers compensation, payroll, profits, license, lease, service, service use, gains, franchise and other taxes imposed by any federal, state, local, or foreign Governmental Entity, (b) any interest, fines, penalties, assessments, or additions resulting from, attributable to, or incurred in connection with any items described in this paragraph or any contest or dispute thereof, and (c) any items described in this paragraph that are attributable to another person but that the Company is liable to pay by law, by contract, or otherwise.
     “Tax Returns” shall mean any and all reports, returns, declarations, statements, forms, or other information required to be supplied to a Governmental Entity or to any individual or entity in connection with Taxes and any associated schedules, attachments, work papers or other information provided in connection with such items, including any amendments, thereof.
     “TBOC” shall have the meaning set forth in Section 1.1.
     “Third Party Action” shall mean any Legal Proceeding or contractual indemnification claim by a person or entity other than a Party (or an Affiliate of a Party) for which indemnification may be sought by a Party under Article VII.
     “Total Consideration” shall mean the sum of (i) the Earnout Payment(s) due to be paid under Section 1.8, (ii) if one or more Earnout Payments has already been made, the amount of such Earnout Payment(s) already paid, and (iii) the Final Closing Consideration received by the Shareholders, minus all Incremental Transaction Expenses paid or to be paid pursuant to Section 1.8(f)(iv), minus all Indemnification Payments made by the Shareholders.
     “Trading Partners” shall have the meaning set forth in Section 2.29(c).
     “Warrant” shall mean each warrant or other contractual right to purchase or acquire Company Shares, provided that Options shall not be considered Warrants.

ARTICLE X
MISCELLANEOUS
     10.1 Press Releases and Announcements. Parent and the Shareholders have agreed upon the form of press release to be issued promptly after the execution hereof. Neither Party shall issue any other press release or make any other public announcement or other disclosure relating to the existence or subject matter of this Agreement without the prior written consent of the other Party; provided, however, that Parent may make any disclosure or filing required (in the opinion of its counsel) by applicable Law, any listing or trading agreement, or the rules and regulations of NASDAQ, including but not limited to the filing of a Current Report on Form 8-K to report execution of this Agreement; provided, further, that if Parent determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise make any disclosure or filing with respect thereto other than the agreed upon press release, it shall, at a reasonable time before making any public disclosure or filing, consult with the Shareholder Representative regarding such disclosure, seek confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the Shareholder Representative and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.
     10.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.
     10.3 Entire Agreement. This Agreement (including the Disclosure Schedule, the Exhibits and the other documents referred to herein), constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior or contemporaneous understandings, agreements or representations by or among the Parties, written or oral, express or implied, which may have related to the subject matter hereof in any way. Without limiting the generality of the foregoing, neither Parent nor Merger Sub is entitled to rely on any representation or warranty that is not set forth in this Agreement.
     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Parties. Parent may assign its rights hereunder to any subsidiary of Parent, including, without limitation, NextGen; provided that Parent shall not be relieved of any liability hereunder by any such assignment.
     10.5 Counterparts and Facsimile Signature. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which together shall be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile or .PDF transmission shall constitute effective execution and delivery of this Agreement as to the Parties and may be used in lieu of the original Agreement and signature pages thereof for all purposes.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.
     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly delivered four business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next business day delivery via a reputable nationwide overnight courier service, in each case to the intended recipient as set forth below:

If to the Shareholders:	Copy to (which shall not constitute notice):

Fred E. Beck	Bradley Arant Boult Cummings LLP
2222 Upper Branch Cove	1819 Fifth Avenue North
Dripping Springs, TX 78620	Birmingham, AL 35203
Fax: (521) 506-2352	Attn: James V. Stewart
Telephone: (521) 894-0175	Fax: (205) 488-6087
Telephone: (205) 521-8087

If to Parent:	Copy to (which shall not constitute notice):

Quality Systems, Inc.	Rutan & Tucker, LLP
18111 Von Karman Avenue,	611 Anton Boulevard, 14th Floor
Suite 600	Costa Mesa, California 92626
Irvine, California 92612	Attn: Thomas J. Crane
Attn: Chief Operating Officer	Fax: (714) 546-9035
Fax: (949) 255-2610	Telephone: (714) 641-5100
Telephone: (949) 255-2600
     Any Party may give any notice, request, demand, claim or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy or ordinary mail) other than electronic mail, but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.
     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California without giving effect to any choice or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of California.
     10.9 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by all of the Parties. No waiver of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by any Party with respect to any default, misrepresentation or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.
     10.11 Construction.
          (a) The language used throughout this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
          (b) All terms and words used in this Agreement, regardless of whether singular or plural, or the gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.
          (c) Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
          (d) Any reference herein to “including” shall be interpreted as “including without limitation.”
          (e) Any reference to any Article, Section or paragraph shall be deemed to refer to an Article, Section or paragraph of this Agreement, unless the context clearly indicates otherwise.
     10.12 Attorneys Fees. In the event of any litigation or arbitration proceeding arising out of any disputes under this Agreement, the prevailing party shall be entitled to recover their costs and expenses including, without limitation, reasonable attorneys fees. For the avoidance of doubt, this Section 10.12 shall not apply to disputes pursuant to Sections 1.6(c) and 1.8(g).
[Signature page follows]

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PARENT:	QUALITY SYSTEMS, INC.
	By:	/s/ PATRICK B. CLINE
Patrick B. Cline,
President and Chief Strategy Officer

MERGER SUB:	OHS MERGER SUB, INC.
	By:	/s/ PATRICK B. CLINE
Patrick B. Cline,
President

THE COMPANY:	OPUS HEALTHCARE SOLUTIONS, INC.
	By:	/s/ FRED BECK
Fred Beck,
President

THE SHAREHOLDERS:	/s/ FRED BECK
FRED BECK

/s/ TIM R. RHOADS
TIM R. RHOADS

/s/ PETER R. ACKERMANN
PETER R. ACKERMANN

/s/ DIETER SCHULTZE-ZEU
DIETER SCHULTZE-ZEU

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A
SHAREHOLDER TRANSMITTAL LETTER
Common Stock Transmittal Letter
To Accompany Certificates
Representing Shares of Common Stock
of
OPUS HEALTHCARE SOLUTIONS, INC.
Ladies and Gentlemen:
     This Common Stock Transmittal Letter (the “Transmittal Letter”) is being delivered in connection with the merger (the “Merger”) of Opus Healthcare Solutions, Inc., a Texas corporation (the “Company”), with OHS Merger Sub, Inc., a Texas corporation (“Merger Sub”) and a wholly-owned subsidiary of Quality Systems, Inc., a California corporation (“Parent”), pursuant to the Agreement and Plan of Merger by and among Parent, Merger Sub, the Company, and the shareholders of the Company (the “Shareholders”), dated February 10, 2010 (the “Merger Agreement”).
     Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement.
By executing and delivering this Transmittal Letter, the undersigned acknowledges and confirms the following:
     1. The undersigned has full authority to surrender without restriction his Company stock certificate(s) (the “Certificate(s)”).
     2. The undersigned has received and carefully reviewed a copy of the Merger Agreement.
     3. The undersigned understands that a portion of the Aggregate Transaction Consideration otherwise payable to the undersigned at the Effective Time will be held back by Parent as the Escrow Shares to provide for indemnification costs, as described in the Merger Agreement, pursuant to the terms and conditions of the Merger Agreement. The undersigned understands that the Escrow Shares and, consequently, the Aggregate Transaction Consideration may be reduced or eliminated for indemnification costs in accordance with the terms of the Merger Agreement. The distribution of the undersigned’s interest in the Escrow Shares, including the interest thereon, is subject to the terms and conditions of the Merger Agreement and the undersigned acknowledges and agrees to be bound by the terms and conditions of such agreement.
     4. The undersigned understands that, pursuant to the Merger Agreement, portions of the Aggregate Transaction Consideration comprising the Earnout Payments that may otherwise become payable to the undersigned may be reduced or eliminated, including by being paid for indemnification costs.
     5. The undersigned, by executing below, hereby agrees that Fred E. Beck shall be the “Shareholder Representative” who shall act as the agent for the undersigned, as described in the Merger Agreement. Without limiting the foregoing:

     (a) Any notice, direction or communication received by Parent from the Shareholder Representative, or delivered to the Shareholder Representative by Parent, shall be binding upon the undersigned;
     (b) The Shareholder Representative is authorized to execute on behalf of the undersigned any and all documents and agreements referred to in the Merger Agreement on behalf of the undersigned upon the Closing and following the Effective Time. Any notice, communication, direction or document referred to in the Merger Agreement which is received by Parent and signed by the Shareholder Representative on behalf of the undersigned shall be deemed signed by the undersigned;
     (c) The Shareholders (including the undersigned) shall pay all costs and expenses incurred by the Shareholder Representative in carrying out the obligations of the Shareholder Representative under the Merger Agreement, and shall defend (at the Shareholder Representative’s option), indemnify and hold the Shareholder Representative harmless from and against any and all claims, liabilities, expenses (including reasonable attorneys’ fees and expenses), costs or losses, of any nature, arising from, in connection with or otherwise related to the Shareholder Representative’s performance of his duties as Shareholder Representative; and
     (d) The undersigned acknowledges and agrees that the Merger Agreement provides that, should the Shareholder Representative resign or be unable to serve, the Shareholders having received a majority of the Aggregate Transaction Consideration shall appoint a single substitute agent to take on the responsibilities of the Shareholder Representative.
[Signature page follows]

     The undersigned hereby represents and warrants that the undersigned has full power and authority to complete and deliver this Transmittal Letter and to deliver for surrender and cancellation the Certificate(s) delivered herewith and that the rights represented by the Certificate(s) are free and clear of all liens, restrictions, charges and encumbrances and are not subject to any adverse claim. The undersigned will, upon request, execute any additional documents necessary or desirable to complete the surrender of the Certificate(s) surrendered herewith. All authority conferred shall survive the death or incapacity of the undersigned, and all obligations of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.
     The registered holder must sign EXACTLY as his name appears on the Certificate(s).
By:

Registered Holder
(please print):

Date:   Phone:

Certificate Number(s)	Number of Common Shares

Address:

EXHIBIT B
ALLOCATION OF EARNOUT PAYMENTS
Part I: Allocation of Earnout Payments until Total Consideration is equal to the Option Holder Threshold:

Shareholder	Shares	%

Fred E. Beck	333,330	33.3330%
Tim R. Rhoads	333,330	33.3330%
Dieter Schultze Zeu	166,670	16.6670%
Peter R. Ackermann	166,670	16.6670%

TOTAL	1,000,0000	100.0000%
Part II: Allocation of Earnout Payments when Total Consideration is greater than the Option Holder Threshold:

Shareholder / Option Holder	Shares	%
Fred E. Beck	333,330	29.1451%
Tim R. Rhoads	333,330	29.1451%
Dieter Schultze Zeu	166,670	14.5730%
Peter R. Ackermann	166,670	14.5730%
Babyak	280	0.0245%
Barsun	286	0.0250%
Bechtold	2,794	0.2443%
Beveridge	11,501	1.0056%
Botello	324	0.0283%
Bowers	2,810	0.2457%
Carlson	15,122	1.3222%
Colunga	60	0.0052%
Connaway	1,145	0.1001%
Costello	324	0.0283%
Cuellar	556	0.0486%
Densmore	213	0.0186%
Duncan	280	0.0245%
Earls	108	0.0094%
Feltner	7,023	0.6141%
Forma	10,795	0.9439%
Gonzalez	723	0.0632%
Gregory	445	0.0389%
Guthrie	3,000	0.2623%
Hanson	111	0.0097%

Shareholder / Option Holder	Shares	%
Henry, Grant	890	0.0778%
Henry, Michael	110	0.0096%
Hicks	350	0.0306%
Hoffman	418	0.0365%
Kean	216	0.0189%
Kramer	61	0.0053%
Labardini	3,340	0.2920%
Leyendecker	437	0.0382%
Lindsey	477	0.0417%
Liu	350	0.0306%
McKeeman	3,094	0.2705%
Millard	612	0.0535%
Moore	61	0.0053%
Mountzouris	12,798	1.1190%
Nash	413	0.0361%
Nordlund	598	0.0523%
Patel	3,183	0.2783%
Pavelka	223	0.0195%
Prather	509	0.0445%
Rathbun	413	0.0361%
Read	15,694	1.3722%
Richardson	91	0.0080%
Robbins, Teri	717	0.0627%
Roberts	598	0.0523%
Sagen	573	0.0501%
Smith, Brian	143	0.0125%
Smith, Stephen	413	0.0361%
Swansiger	1,073	0.0938%
Thompson	12,251	1.0712%
Thomson	4,288	0.3749%
Tomsho	3,535	0.3091%
Tran	420	0.0367%
Trimmier	139	0.0122%
Walter	3,335	0.2916%
Watters	2,907	0.2542%
Weiss	390	0.0341%
Wester	3,434	0.3003%
Wheeler	431	0.0377%
Wilson, Ken	172	0.0150%
Wilson, Les	3,401	0.2974%
Wise	3,092	0.2704%
Zepeda	143	0.0125%

TOTAL	1,143,693	100.0000%

EXHIBIT C
CONFIDENTIAL INVESTOR QUESTIONNAIRE
Confidential Investor Questionnaire
     The information contained in this Confidential Investor Questionnaire (the “Questionnaire”) is being furnished to representatives of Quality Systems, Inc., a California corporation (the “Company”) to enable it to determine whether the acquisition by the undersigned of certain shares (“Shares”) of the Company in connection with the proposed merger between an affiliate of the Company and Opus Healthcare Solutions, Inc., a Texas corporation (“Opus”), may be made to the undersigned, a shareholder of Opus, pursuant to (i) Regulation D of the Securities Act of 1933, as amended (the “Act”), (ii) any other exemption from the registration provisions of the Act, and (iii) exemptions from applicable registration provisions of state securities laws, since the Shares will not be registered under the Act or such laws. The undersigned understands that the Company will rely upon the information contained herein for purposes of such determination.
     The undersigned represents to the Company that (i) as of the date hereof the information contained herein is complete and accurate and may be relied upon by the Company and its counsel and (ii) the undersigned will notify the Company immediately of any material change in any of such information occurring prior to the acquisition of any Shares by the undersigned.
     The undersigned further represents to the Company that: (a) the undersigned understands that the Shares have not been registered under the Act or applicable state securities laws and are being offered in reliance upon the exemptions from the registration requirements of the Act and such state securities laws; (b) the undersigned is acquiring the Shares for the undersigned’s own account and not for the account of any other person, and such acquisition will not be made with the view to the further resale or distribution thereof; and (c) the undersigned understands that the completion of this Questionnaire does not constitute an offer of any Shares to the undersigned.
     The undersigned understands that if the undersigned is not capable of understanding the financial risks and merits of an investment in the Shares an Investor Representative (as defined in Regulation D, promulgated under the Act) acceptable to the Company shall be appointed.
     All information contained herein is for use by the Company and its counsel and will at all times be kept strictly confidential; however, the undersigned agrees that the Company may present this Questionnaire to such parties as it may be deem appropriate if called upon to establish the availability of the exemptions under the Act and applicable state securities laws.

INSTRUCTIONS FOR COMPLETING QUESTIONNAIRE:
     Completion of this Questionnaire is required before any offer or issuance of Shares may be made to the undersigned.
PLEASE TYPE OR PRINT (EXCEPT FOR SIGNATURE)
DO NOT LEAVE BLANK SPACES — IF A QUESTION IS “NOT APPLICABLE”
OR THE ANSWER IS “NONE,” SO STATE.
(Attach additional pages if necessary)
1.	Name of Investor:

(a) Individual:

Last Name	First Name	Middle Name
(b) Jointly:

Last Name	First Name	Middle Name
Street Address:

City: State:

Telephone: Zip Code:

Date of Birth or Organization:

U.S. Citizen: Yes: No:

College: Degree: Year:

Graduate School: Degree: Year:

Other Education:

Social Security or Taxpayer I.D. No:

Name of individual and address to which all correspondence should be sent:
2.	State of Residence:

3.	[Complete this # 3 only if employer not Opus] Name of Employer:

Street Address:

City: State:

Telephone: Zip Code:

Nature of Employer’s Business:

Position and Duties:

4.	Your position(s) of employment or occupation(s) during the past five years (and the inclusive dates of each) are as follows:

Employer and	Nature of
Position or Occupation	Duties	From	To

5.	The undersigned possesses a general understanding of the nature and risks of investments.

Yes: No:
6.	The undersigned considers himself/herself/itself to be an experienced, sophisticated investor.

Yes: No: (*if “No”, an Investor Representative may be required.)
7.	The undersigned is capable of evaluating the risks and merits of an investment in Shares and believes the undersigned can withstand the complete loss of such amount as may be invested in any Shares (or in any of the Shares).

Yes: No:
8.	The undersigned is able to bear the complete economic risk of an investment in the Shares (or in any of the Shares) for an indefinite period of time.

Yes: No:
9.	The following information is required to ascertain whether a prospective investor would be deemed an “accredited investor” as defined in Rule 501 of Regulation D under the Act. The undersigned is one of the following:
(a)	Any bank as defined in Section 3(a)(2) of the Act or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934; any insurance company as defined in Section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of such act; any Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;
Yes:                       No:

(b)	A private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;
Yes:                       No:
(c)	An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, Massachusetts or similar business trust, or a partnership, not formed for the specific purpose of acquiring any Shares, with total assets in excess of $5,000,000;
Yes:                       No:
(d)	Any director or executive officer of the Company;
Yes:                       No:
(e)	A natural person whose individual net worth, or joint net worth with such person’s spouse, at the time of acquisition exceeds $1,000,000;
Yes:                       No:
(f)	A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with such person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching individual income in excess of $200,000 or joint income with such person’s spouse in excess of $300,000 in the current year;
Yes:                       No:
(g)	A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring any Shares, whose acquisition is directed by a sophisticated person*; or
Yes:                       No:
(h)	Any entity in which all of the equity owners are accredited investors.
Yes:                       No:

*	A person will be deemed to be a sophisticated person for these purposes if such person has such knowledge and experience in financial and business matters that such person is capable of evaluating the merits and risks of a prospective in the Shares and the Company.

INDIVIDUALS:
Dated:

(Signature of Individual)

(Print Name of Individual)

(Print Name of Spouse or Joint Tenant, If Any)
Note: If two investors are signing, please check the manner in which the ownership is to be legally held (the indicated manner shall be construed as if written out in full accordance with applicable laws or regulations):
                  JT TEN: As joint tenants with right of survivorship and not as tenants in common.
                  TEN COM:           As tenants in common.
                  TEN ENT:             As tenants by the entireties.

EXHIBIT D
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EXHIBIT E
SAMPLE WORKING CAPITAL CALCULATION
Sample Working Capital Calculation
As of January 31, 2010

Current Assets

Cash	4,227,108
Billed Accounts Receivable	1,216,965
Prepaid Income Taxes	1,228,049
Prepaid Expenses	69,348
Deposits	27,982

Total Current Assets	6,769,452

Current Liabilities

Accounts Payable	279,400
Income Taxes Payable	1,182,618
Accrued Expenses	2,683

Total Current Liabilities	1,464,701

Net Working Capital	5,304,751

Less: Target	3,750,000

Amount Retained by Opus Shareholders	1,554,751

EXHIBIT F
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EXHIBIT G
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***	This page has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission

EXHIBIT H
EXAMPLES OF LIMITATIONS ON PARENT SHARE VALUATION
The following assumptions and examples are offered solely for purposes of illustrating the operation of the limitations set forth in the proviso in the definition of Share Valuation Method (the “Collar”).
Assumptions for purposes of example:
•	Value of a Parent Share as of the Closing Date (using the Share Valuation Method) = $60.00

•	Aggregate Earnout Payment due to Shareholders = $5,000,000
Example No. 1:
If, at the time EBITDA is finalized for the period with respect to which the Earnout Payment is due, the value of a Parent Share using the Share Valuation Method (prior to the application of the Collar) is $45.00, then the Collar would act to limit the value of a Parent Share to $51.00 (85% of $60.00). Accordingly, the Shareholders would receive an aggregate of 98,039 Parent Shares ($5,000,000/$51.00) rather than 111,111 Parent Shares ($5,000,000/$45.00).
Example No. 2:
If, at the time EBITDA is finalized for the period with respect to which the Earnout Payment is due, the value of a Parent Share using the Share Valuation Method (prior to the application of the Collar) is $75.00, then the Collar would act to limit the value of a Parent Share to $69.00 (115% of $60.00). Accordingly, the Shareholders would receive an aggregate of 72,463 Parent Shares ($5,000,000/$69.00) rather than 66,666 Parent Shares ($5,000,000/$75.00).

EXHIBIT I
SAMPLE EARNOUT PAYMENT CALCULATION
Earnout Calculation Example

		Year 1			Year 2
($ in 000s)	Scenario 1	Scenario 2	Scenario 3	Scenario 1	Scenario 2	Scenario 3

Revenue	11,445	14,646	17,750	12,028	17,680	22,000
EBITDA	1,451	3,891	6,450	1,302	5,632	9,450

Minimum Revenue				17,500	17,500	17,500
Minimum EBITDA	2,000	2,000	2,000	3,500	3,500	3,500
Strategic targets hit (y or n)	y	y	y	y	y	y
Payment — based on revenue	—	—	—	—	1,000	1,000
Payment — based on EBITDA	—	2,724	4,500	—	4,505	4,500
Payment — based on strategic goals	—	2,000	2,000	—	2,000	2,000

Total earnout payments	—	4,724	6,500	—	7,505	7,500

Total purchase price including earnout				12,000	24,229	26,000

Revenue Recognition Example

Capital Lease Structure (example)
Monthly Fee for Core Offering*	$10,000
Total Contract Term, in months	60

Total Contract Value	$600,000

Conversion of Contract Value for Earnout, over term
License Revenue	$247,500
Implementation and Integration, based on 750 hours @ $150/hr	$112,500
Software Support & Maintenance fee (includes hosting) @ $4K/mo, start month 5 (go-live)	$240,000

$600,000

	Earnout	GAAP	Difference
Month 1, contract signed, software revenue recognized	$247,500	$10,000	$237,500
Month 2-4, services renderred and revenue recognized as performed	$112,500	$30,000	$82,500
Month 5-12, after go-live, Maintenance revenue recognized	$32,000	$80,000	$(48,000)

Total Year 1 recognition^	$392,000	$120,000	$272,000

Maintenance revenue to be recognized monthly over remaining term
Year 2 Recognition	$48,000	$120,000	$(72,000)
Susequent to Year 2 Recognition	$160,000	$360,000	$(200,000)

Remaining life of contract	$208,000	$480,000	$(272,000)

Total Revenue Recognized	$600,000	$600,000	$—

*	Excludes 3rd party offerings, includes Software, Maintenance, Hosting, and Services

^	Earnout calculation will use VSOE principles as the overriding method in calculating all deal type recognition, as approved by QSII Accounting